Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version
SECURITIES PURCHASE AGREEMENT
BY AND AMONG
OPPORTUNITY FINANCIAL, LLC,
OPPORTUNITY FINANCIAL SMB, LLC,
BLAZE CAPITAL FUNDING 5, LLC,
AND
THE SELLER PRINCIPALS
DATED JULY 31, 2024

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Page

ARTICLE 1 PURCHASE AND SALE OF COMPANY SECURITIES
1.1    Basic Transaction    2
1.2    Purchase Price    3
1.3    Payment and Delivery of Purchase Price.    3
1.4    Closing    3
1.5    Call Options    3
1.6    Exercise of the Call Option    4
1.7    Forced Sale    4
ARTICLE 2 REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION    4
2.1    Representations and Warranties of the Seller Parties    4
2.2    Representations and Warranties of Buyer    7
2.3    Representations and Warranties of Parent    8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP    10
3.1    Organization, Qualification, and Power    10
3.2    Authorization of Transaction    10
3.3    Capitalization and Subsidiaries.    10
3.4    Non-contravention; Governmental Approvals and Consents    12
3.5    Brokers’ Fees    13
3.6    Assets    13
3.7    Financial Statements.    13
3.8    Undisclosed Liabilities    16
3.9    Legal Compliance.    16
3.10    Tax Matters.    17
3.11    Real Property.    20
3.12    Intellectual Property.    21
3.13    Contracts.    23
3.14    Insurance    25
3.15    Employees    25
3.16    Employee Benefits.    28
3.17    Debt    31

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Page

3.18    Environmental, Health, and Safety Matters.    31
3.19    Business Continuity    32
3.20    Certain Business Relationships with the Company    32
3.21    Suppliers and Customers.    32
3.22    Sanctions    33
3.23    Restrictions on Business Activities    34
3.24    Information Privacy and Data Security.    34
3.25    Bank Accounts    35
3.26    Merchant Cash Advances.    35
3.27    No Other Representations    36
ARTICLE 4 POST-CLOSING COVENANTS    37
4.1    Further Assurances    37
4.2    Litigation Support    37
4.3    Transition    37
4.4    Restrictive Covenants.    37
4.5    Release    39
4.6    No Dissolution    39
4.7    Post-Closing Operation of the Business    39
ARTICLE 5 CLOSING DELIVERIES    39
5.1    Closing Deliveries.    39
ARTICLE 6 REMEDIES FOR BREACHES OF THIS AGREEMENT    41
6.1    Indemnification by the Seller Parties.    41
6.2    Indemnification by Buyer    42
6.3    Survival and Time Limitations    42
6.4    Limitations on Indemnification by the Seller Parties    42
6.5    Limitations on Indemnification by Buyer    43
6.6    Indemnification Procedures.    43
6.7    Third-Party Claims.    44
6.8    Other Indemnification Matters    45
6.9    Setoff    45
6.10    Exclusive Remedy    46

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ARTICLE 7 TAX MATTERS    46
7.1    Tax Indemnification    46
7.2    Tax Returns    46
7.3    Straddle Period    47
7.4    Pre-Closing Taxes    47
7.5    Tax Contest    47
7.6    Cooperation on Tax Matters    47
7.7    Certain Taxes    48
7.8    Purchase Price Allocation    48
7.9    Intended Tax Treatment    48
7.10    Tax Elections    49
7.11    Tax Agreements    49
ARTICLE 8 DEFINITIONS    49
ARTICLE 9 MISCELLANEOUS    64
9.1    Press Releases and Public Announcements    65
9.2    No Third-Party Beneficiaries    65
9.3    Entire Agreement    65
9.4    Succession and Assignment    65
9.5    Counterparts    65
9.6    Headings    65
9.7    Notices    65
9.8    Governing Law    66
9.9    Amendments and Waivers    66
9.10    Injunctive Relief    66
9.11    Severability    67
9.12    Expenses    67
9.13    Construction    67
9.14    Disclosure Schedule    67
9.15    Confidentiality    68
9.16    Waiver of Jury Trial    68
9.17    Exclusive Venue    68

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EXHIBITS AND SCHEDULES

Disclosure Schedule	—	Exceptions to Representations and Warranties
Exhibit A	—	Joinder
Schedule 1.5	—	First and Second Call Option Purchase Price
Schedule 5.1(a)(x)	—	Required Filings and Consents
Schedule 8.1(a)	—	Bonus Recipients and Obligations
Schedule 8.1(b)	—	Line-Item Indemnities
Schedule 8.1(c)	—	MCA Portfolio Tape
Schedule 8.1(d)	—	Specified Fields

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SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into on July 31, 2024 by and among Opportunity Financial, LLC, a Delaware limited liability company (“Parent”), Opportunity Financial SMB, LLC, a Delaware limited liability company (“Buyer”), Blaze Capital Funding 5, LLC, a Wyoming limited liability company (“Seller”), and each of Craig Hecker, Darius Brawn, Fundzio Investment, Inc., a Florida corporation, Kennebec Management LLC, a Florida limited liability company, Craig Hecker Revocable Trust, a revocable trust established under the laws of Florida, White Oak Shade Capital, LLC, a Wyoming limited liability company, BACP, LLC, a Wyoming limited liability company (collectively, the “Seller Principals” and together with Seller, the “Seller Parties”). Buyer and the Seller Parties are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein shall the meanings ascribed to them in Article 8.
PRELIMINARY STATEMENTS
WHEREAS, the Seller Principals collectively beneficially own one hundred percent (100%) of the outstanding Equity Securities of Seller;
WHEREAS, Seller owns one hundred percent (100%) of the outstanding Equity Securities (the “Company Securities”) of Bitty Holdings, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Seller was formed immediately prior to the execution of this Agreement and does not have any assets, liabilities, or operations other than the ownership of the Company Securities;
WHEREAS, prior to the Closing, (a) Bitty Advance 2, LLC, a Wyoming limited liability company (“Bitty Advance”), assigned one hundred percent (100%) of the Equity Securities of Bitty Advance RTR, LLC, a Wyoming limited liability company (“Bitty RTR”), to one or more Affiliates of the Seller Principals, and (b) MCA Servicing, LLC, a Wyoming limited liability company (“MCA Servicing”), assigned one hundred percent (100%) of the Equity Securities of MCA Servicing RTR, LLC, a Wyoming limited liability company (“MCA RTR”), to one or more Affiliates of the Seller Principals, in each case pursuant to the Pre-Closing Assignment and Assumption Agreements (collectively, the “Pre-Closing Spinouts”);
WHEREAS, prior to the Closing and contemporaneously with the consummation of the Pre-Closing Spinouts, the Seller Principals contributed one hundred percent (100%) of the Equity Securities of each of (a) Bitty Advance and (b) MCA Servicing to Seller, immediately after which Seller contributed all such Equity Securities to the Company (together with the Pre-Closing Spinouts, the “Pre-Closing Reorganization”);
WHEREAS, the Company was formed immediately prior to the execution of this Agreement and does not have any assets, liabilities, or operations other than the ownership of the Equity Securities of each of Bitty Advance and MCA Servicing;

WHEREAS, Seller desires to sell to Parent and Buyer thirty-five percent (35%) of the Company Securities (the “Acquired Securities”), and Parent and Buyer desire to purchase from Seller all of the Acquired Securities, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Transactions”);
WHEREAS, in order to effectuate the Transactions, at the Closing, Seller intends to contribute the Contributed Securities to Parent in exchange for Parent Equity upon the terms and subject to the conditions set forth in that certain rollover agreement, dated as of the date hereof, by and between Parent and Seller (the “Rollover Agreement”), and immediately following its receipt of the Contributed Securities, Parent intends to contribute the Contributed Securities to Buyer;
WHEREAS, in order to effectuate the Transactions, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Acquired Securities that are not Contributed Securities upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as a further inducement and as a condition to the consummation of the Transactions by Buyer, Craig Hecker has entered into an employment agreement with the Company (or its designee), in form and substance satisfactory to Buyer, effective as of the Closing (the “Employment Agreement”), providing for continued employment with the Company and certain restrictive covenant obligations which shall inure to the benefit of, be enforceable by, and be binding upon, the parties thereto and their respective successors and assigns; and
WHEREAS, as a further inducement and as a condition to the consummation of the Transactions by Buyer, Buyer and Seller have entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, effective as of the Closing (the “LLC Agreement”), providing for the rules and procedures governing the business and affairs of the Company following the Closing.
AGREEMENT
Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1

PURCHASE AND SALE OF COMPANY SECURITIES
1.1Basic Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(a)(i) (A) Seller hereby contributes to Parent, all right, title, and interest in and to the Contributed Securities, free and clear of all Liens, having an aggregate value equal to the Rollover Amount, in exchange for the Parent Equity, and (B) Parent hereby issues to Seller the Parent Equity in exchange for the Contributed Securities, and (ii) Parent agrees to contribute the Contributed Securities to Buyer pursuant to the terms and conditions set forth in the Post-Closing Contribution Agreement; and
(b)Seller hereby sells, assigns, conveys, and transfers to Buyer, and Buyer hereby purchases from Seller, the Acquired Securities other than the Contributed Securities, free and clear of all Liens.
1.2Purchase Price. The aggregate purchase price for the Acquired Securities (the “Purchase Price”) shall consist of (a) the Closing Payment, plus (b) the Parent Equity.
1.3Payment and Delivery of Purchase Price.
(a)Closing Payment. At the Closing, Buyer shall pay the Closing Payment to Seller by wire transfer of immediately available funds to an account designated by Seller in writing.
(b)Bonus Obligations. At the Closing, Buyer shall pay the Bonus Obligations to Bitty Advance to an account designated by Seller in writing. The Company agrees to cause Bitty Advance to (i) no later than its next ordinary course payroll cycle following receipt of the Bonus Obligations, pay the Bonus Obligations through payroll to the Bonus Recipients, net of any required withholding Taxes, and (ii) timely deposit such withholding Taxes and the aggregate payroll, employment, or other Taxes required to be paid by or on behalf of the Company Group in connection with the Bonus Obligations with the applicable Governmental Body.
(c)Withholding. The Parties and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement, any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
1.4Closing. The closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of electronic or portable document format (.PDF) signatures on the date of this Agreement (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date.
1.5Call Options. Seller hereby irrevocably and unconditionally grants to Buyer (a) the right to purchase from Seller, and to cause Seller to sell to Buyer, an additional thirty percent (30%) of the Company Securities (the “First Call Option”), at any time on or after the date that is three (3) years from the Closing Date (the “First Call Commencement Date”), and (b) the right to purchase from Seller, and to cause Seller to sell to Buyer, all remaining Company Securities not held by Buyer (the “Second Call Option” and together with the First Call Option, the “Call

Options” and each, a “Call Option”), at any time on or after the date that is six (6) years from the Closing Date (together with the First Call Commencement Date, the “Call Commencement Dates”). Notwithstanding anything to the contrary set forth in this Agreement, each Call Option is a right and in no way an obligation of Buyer to acquire additional Company Securities. For the avoidance of doubt, Buyer’s right to exercise the Second Call Option shall be contingent on Buyer having exercised the First Call Option in accordance with the terms this Agreement and the LLC Agreement. The aggregate purchase price for the Company Securities in (a) the First Call Option shall be equal to thirty percent (30%) of the product of six times (6x) the trailing twelve (12) month post-tax earnings of the Company (as mutually agreed by Buyer and Seller and determined in substantially the same manner as set forth on Schedule 1.5) as of June 30, 2027, and (b) the Second Call Option shall be equal to thirty-five percent (35%) of the product of six times (6x) the trailing twelve (12) month post-tax earnings of the Company (as mutually agreed by Buyer and Seller and determined in substantially the same manner as set forth on Schedule 1.5) as of June 30, 2030. Unless otherwise agreed in writing by Buyer and Seller, the aggregate purchase price in both Call Options shall be delivered in immediately available funds.
1.6Exercise of the Call Option. Each Call Option may be exercised within [***] days following the applicable Call Commencement Date upon the delivery by Buyer of a written notice (a “Call Notice”) to Seller stating its intention to exercise such Call Option. Buyer and Seller shall, within [***] days following Buyer’s delivery of a Call Notice, enter into a purchase agreement with respect to the applicable Call Option in form and substance substantially similar to this Agreement. Buyer and Seller shall each bear their own costs, expenses, and attorneys’ fees arising out of, or in connection with, the exercise of a Call Option, as applicable, and such expenses shall in no event be reimbursable by the Company except as otherwise agreed in writing by Buyer and Seller.
1.7Forced Sale. In the event that Buyer does not deliver a Call Notice to Seller within [***] days following the Call Commencement Date, as applicable, the Board of Managers (as defined in the LLC Agreement) of the Company shall have the right, subject to the terms and conditions of the LLC Agreement, to initiate a process to effectuate a sale of one hundred percent (100%) of the Company Securities (any such process, an “Exit”); provided, that, among other things set forth in the LLC Agreement, any process to effectuate an Exit must be undertaken by the Board of Managers of the Company through a bona fide sale or auction process. If Seller receives a bona fide offer from an Independent Third Party (as defined in the LLC Agreement) to purchase one hundred percent (100%) of the Company Securities, then Seller shall have the right to require Buyer to sell to such Person all of the Company Securities held by Buyer as of such date, subject to the terms and conditions of the LLC Agreement (including Section 11.7 thereof).
Article 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
2.1Representations and Warranties of the Seller Parties. Each Seller Party, severally and not jointly, and only with respect to itself, represents and warrants to Buyer that the statements contained in this Section 2.1 are true, correct, and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.
(a)Organization, Qualification, and Power. Such Seller Party that is an entity is duly organized, validly existing, and in good standing under the Laws of the State in which it is organized, as set forth in Section 2.1(a) of the Disclosure Schedule.
(b)Authorization of Transaction. Such Seller Party has full power, authority, and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party and to perform such Seller Party’s obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the performance by Seller of the Transactions have been duly approved by all requisite corporate action of Seller. Assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such Seller Party is a party shall constitute the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors generally and by the availability of equitable remedies (the “General Enforceability Exceptions”). Except as set forth in Section 2.1(b) of the Disclosure Schedule, such Seller Party is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the Transactions or the Ancillary Agreements to which such Seller Party is a party.
(c)Non-contravention.
(i)Neither (A) the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller Party is a party, (B) the performance by such Seller Party or its respective Affiliates of its obligations hereunder and thereunder, nor (C) the consummation of the Transactions, will (with or without notice or lapse of time or both) (1) violate or conflict with any Law or Order to which such Seller Party is subject, (2) violate or conflict with any provision of the Organizational Documents of such Seller Party, if such Seller Party is an entity, or (3) conflict with, result in a breach of, constitute a default under, result in the acceleration of or a loss of rights under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which such Seller Party is a party or by which such Seller Party is bound or to which any of the Acquired Securities is subject (or result in the imposition of any Lien upon the Acquired Securities).
(ii)No registration, application, notice, consent, waiver, approval, Order, qualification or authorization of, or designation, declaration or filing with, or action by, or the obtaining of any Permit to or from any Governmental Body or other Person is required on the part of such Seller Party or any of its respective Affiliates with respect to (A) the execution and the delivery of this Agreement or the Ancillary Agreements to which such Seller Party is a party, (B) the performance by such Seller

Party or its respective Affiliates of its obligations hereunder and thereunder, or (C) the consummation of the Transactions.
(iii)The consummation of the Pre-Closing Reorganization did not (with or without notice or lapse of time or both) (A) violate or conflict with any Law or Order to which such Seller Party is subject, (B) violate or conflict with any provision of the Organizational Documents of such Seller Party, if such Seller Party is an entity, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of or a loss of rights under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which such Seller Party is a party or by which such Seller Party is bound or to which any of the Acquired Securities is subject (or result in the imposition of any Lien upon the Acquired Securities).
(d)Brokers’ Fees. Such Seller Party has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.
(e)Company Securities. Seller holds of record and owns beneficially the number of Company Securities set forth next to Seller’s name in Section 2.1(e) of the Disclosure Schedule, free and clear of any Liens. No Seller Party is a party to, and Seller’s Company Securities are not subject to, any option, warrant, purchase right, or other Contract that could require such Seller Party to, directly or indirectly, sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). No Seller Party is a party to any voting trust, proxy, or other Contract with respect to the voting of any Company Securities.
(f)Seller Securities. Each Seller Principal holds of record and owns beneficially the number of Equity Securities in Seller set forth next to such Seller Principal’s name in Section 2.1(f) of the Disclosure Schedule, free and clear of any Liens, and such Equity Securities constitute all of the issued and outstanding Equity Securities of Seller.
(g)Litigation. Such Seller Party is not engaged in or a party to or, to the Knowledge of the Seller Parties, threatened with any complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements with respect to the Company Group or the Transactions, and such Seller Party has not received written or, to the Knowledge of the Seller Parties, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements with respect to the Company Group or the Transactions.
(h)Parent Operating Agreement. Seller has reviewed the Parent Operating Agreement and has had the opportunity to ask questions and receive answers concerning the terms, conditions, and provisions thereof. Seller has had full access to such information and materials concerning Buyer as such has requested. Buyer has answered all inquiries that Seller has made to Buyer relating to Buyer, Parent, or the Parent Equity.

(i)Investment Representations.
(i)Seller is acquiring the Parent Equity to be acquired by it for investment for Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof. Seller further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Parent Equity.
(ii)Such Seller Party understands and acknowledges that the Parent Equity has not been and will not be registered under any federal, state, or foreign securities Laws and that the Parent Equity may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is registered under any federal, state, or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state, or foreign securities Laws. Such Seller Party has reviewed the Parent Operating Agreement and is aware of the terms, conditions, and provisions thereof.
(iii)Such Seller Party hereby represents on its own behalf that: (A) the Seller Party is an “accredited investor” as such term is defined in Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Parent Equity; (B) it has received all the information it has requested from Buyer and considers necessary or appropriate for deciding whether to obtain the Parent Equity; (C) it has had the opportunity to discuss Parent’s business, management, and financial affairs with Parent’s management; (D) it acknowledges that information regarding Parent is publicly available via the United States Securities and Exchange Commission (the “SEC”) website (www.sec.gov) and that it has made its own investment decision to receive the Parent Equity based on such Seller Party’s own knowledge and its review of information which is publicly available, including the information that OppFi Inc. has filed with the SEC; (E) it has the ability to bear the economic risks of its prospective investment in the Parent Equity; and (F) it is able, without materially impairing its financial condition, to hold the Parent Equity for an indefinite period of time and to suffer a complete loss on its investment.
(j)No Operations. Since its inception, Seller (i) has not engaged in any business or operations other than in connection with or related to the Transactions, and (ii) has not had any assets or liabilities (other than the Company Securities).
2.2Representations and Warranties of Buyer. Each of Buyer and Parent, jointly and severally, represents and warrants to each Seller Party that the statements contained in this Section 2.2 are true, correct, and complete as of the Closing Date.
(a)Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

(b)Authorization of Transaction. Buyer has full limited liability power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of the Transactions have been duly approved by all requisite limited liability company action of Buyer. Assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Buyer is a party shall constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by the General Enforceability Exceptions. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the Transactions or the Ancillary Agreements to which Buyer is a party.
(c)Non-contravention. Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, (ii) the performance by Buyer or its Affiliates of this Agreement nor the Ancillary Agreements, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) (A) violate or conflict with any Law or Order to which Buyer is subject, (B) violate any provision of the Organizational Documents of Buyer, or (C) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of or a loss of rights under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.
(d)Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which any Seller Party could become liable or obligated.
(e)Investment. Buyer is not acquiring the Company Securities with a view to sell or for sale in connection with any distribution thereof within the meaning of the Securities Act.
(f)Litigation. Buyer is not engaged in or a party to or, to the knowledge of Buyer, threatened with any complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements, and Buyer has not received written or, to the knowledge of Buyer, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements, in each case which would reasonably be expected to prevent or prohibit the consummation of the Transactions.
2.3Representations and Warranties of Parent. Parent represents and warrants to each Seller Party that the statements contained in this Section 2.3 are true, correct, and complete as of the Closing Date.

(a)Organization of Parent. Parent is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Parent has not elected to be taxed as a corporation for federal or state income tax purposes.
(b)Authorization of Transaction. Parent has full limited liability power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Parent is a party and to perform Parent’s obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which Parent is a party and the performance by Parent of the Transactions have been duly approved by all requisite corporate action of Parent. Assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Parent is a party shall constitute the valid and legally binding obligation of Parent, enforceable against Parent in accordance with their terms, except as such enforceability may be limited by the General Enforceability Exceptions. Except as required to comply with applicable federal and state securities Laws, Parent is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the Transactions or the Ancillary Agreements to which Parent is a party.
(c)Non-contravention. Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which Parent is a party, (ii) the performance by Parent or its Affiliates of this Agreement nor the Ancillary Agreements, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) (A) violate or conflict with any Law or Order to which Parent is subject, (B) violate any provision of the Organizational Documents of Parent, or (C) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of or a loss of rights under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Parent is a party or by which it is bound or to which any of its assets is subject.
(d)Brokers’ Fees. Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which any Seller could become liable or obligated.
(e)Investment. Parent is not acquiring the Company Securities with a view to sell or for sale in connection with any distribution thereof within the meaning of the Securities Act.
(f)Litigation. Parent is not engaged in or a party to or, to the knowledge of Parent, threatened with any complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements, and Parent has not received written or, to the knowledge of Parent, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements, in each case which would reasonably be expected to prevent or prohibit consummation of the Transaction.

(g)Title to Parent Equity. Upon Buyer’s payment of the Rollover Amount (i) the Parent Equity will be duly authorized, validly issued, and outstanding, fully paid, and non-assessable (except such rights granted to Buyer and the other equity holders of Parent pursuant to, or subject to the limitations set forth in the Parent Operating Agreement), and (ii) Buyer will acquire title thereto, free and clear of all Liens, other than those imposed by Law or contemplated by this Agreement and the Parent Operating Agreement or those that result from action by Buyer.
(h)SEC Filings. OppFi Inc. has filed all registration statements, reports, schedules, forms, statements, and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “OppFi SEC Documents”). As of its filing date (and as of the date of any amendment), each OppFi SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each OppFi SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(i)Disclosure. Parent has made available to Seller all the information reasonably available to Parent that Seller has requested for deciding whether to consummate the Rollover. No representation or warranty of Parent contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
Article 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP
Each Seller Party, jointly and severally, represents and warrants to Buyer that the statements contained in this Article 3 are true, correct, and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.
3.1Organization, Qualification, and Power.
(a)Each Member of the Company Group is duly organized, validly existing, and in good standing solely under the Laws of the State in which it is organized. Each of Member of the Company Group is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction set forth in Section 3.1(a) of the Disclosure Schedule, which are all of the jurisdictions where the nature of its business or the ownership, leasing, or use of the Company Group’s assets and properties requires such qualification. Each Member of the Company Group has full limited liability company power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease, and use the properties owned, leased, and used by it.

(b)Section 3.1(b) of the Disclosure Schedule lists the board of managers and officers (if applicable) of each Member of the Company Group. Seller has delivered to Buyer true, correct, and complete copies of the Organizational Documents of Member of the Company Group, the minute book, and stock record books for each Member of the Company Group, each of which is true, correct, and complete. No Member of the Company Group is in default under or in violation of any provision of its Organizational Documents.
(c)Since its inception, the Company (i) has not engaged in any business or operations other than in connection with or related to the Pre-Closing Reorganization and the Transactions, and (ii) has not had any assets or liabilities (other than ownership of the Bitty Advance Securities and the MCA Securities).
3.2Authorization of Transaction. The Company has full limited liability company power, authority, and legal capacity to execute and deliver the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of the Ancillary Agreements to which it is a party and the performance by the Company of the Transactions have been duly approved by all requisite limited liability company action of the Company. Assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company is a party shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by the General Enforceability Exceptions.
3.3Capitalization and Subsidiaries.
(a)All of the Company Securities are owned beneficially and of record by Seller. The Company Securities represent one hundred percent (100%) of the Equity Securities in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable, and have been issued without violation of any preemptive right or other right to purchase. There are no Equity Securities in the Company or outstanding securities convertible or exchangeable into stock or other Equity Securities of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts of any nature that could require the Company to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem Equity Securities in the Company. There is no outstanding or authorized synthetic equity, including equity appreciation, phantom equity, profit participation, profits interests, or similar equity or equity-based rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the Equity Securities of the Company. Upon the Closing, (i) the Acquired Securities other than the Contributed Securities will be delivered to Buyer, free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Company Securities, and (ii) the Contributed Securities will be delivered to Parent, free and clear of all Liens (other than any Liens which may result from any actions taken by Parent), and Parent will have good and marketable title to the Contributed Securities.

(b)The Company is the beneficial and of record holder of one hundred percent (100%) of the Equity Securities of each of Bitty Advance (the “Bitty Advance Securities”) and MCA Servicing (the “MCA Securities”). All of the Bitty Advance Securities and the MCA Securities have been duly authorized, are validly issued, fully paid, and non-assessable, and have been issued without violation of any preemptive right or other right to purchase. Except as set forth in Section 3.3(b) of the Disclosure Schedule, there are no Equity Securities in either Bitty Advance or MCA Servicing or outstanding securities convertible or exchangeable into stock or other Equity Securities of Bitty Advance or MCA Servicing, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts of any nature that could require Bitty Advance or MCA Servicing to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem Equity Securities in Bitty Advance or MCA Servicing, respectively. There is no outstanding or authorized synthetic equity, including equity appreciation, phantom equity, profit participation, profits interests, or similar equity or equity-based rights with respect to Bitty Advance or MCA Servicing. There are no voting trusts, proxies, or other Contracts with respect to the Equity Securities of Bitty Advance or MCA Servicing.
(c)Except for the Company’s ownership of Bitty Advance and MCA Servicing, the Company does not own, or have any obligations to acquire, any Equity Securities of any Person. Except for Bitty Advance and MCA Servicing, the Company does not have, and has never had, any Subsidiaries.
(d)Bitty Advance is the beneficial and of record holder of one hundred percent (100%) of the Equity Securities of Blaze Funding (the “Blaze Funding Securities”). All of the Blaze Funding Securities have been duly authorized, are validly issued, fully paid, and non-assessable, and have been issued without violation of any preemptive right or other right to purchase. Except as set forth in Section 3.3(d) of the Disclosure Schedule, there are no Equity Securities in Blaze Funding or outstanding securities convertible or exchangeable into stock or other Equity Securities of Blaze Funding, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts of any nature that could require Blaze Funding to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem Equity Securities in Blaze Funding. There is no outstanding or authorized synthetic equity, including equity appreciation, phantom equity, profit participation, profits interests, or similar equity or equity-based rights with respect to Blaze Funding. There are no voting trusts, proxies, or other Contracts with respect to the Equity Securities of Blaze Funding.
(e)Bitty Advance is the beneficial and of record holder of fifty percent (50%) of the Equity Securities of RCBH (the “RCBH Securities” and together with the Company Securities, the Blaze Funding Securities, the Bitty Advance Securities and the MCA Securities, the “Company Group Securities”). All of the RCBH Securities have been duly authorized, are validly issued, fully paid, and non-assessable, and have been issued without violation of any preemptive right or other right to purchase. Except as set forth in Section 3.3(e) of the Disclosure Schedule, there are no Equity Securities in RCBH or outstanding securities convertible or exchangeable into stock or other Equity Securities of RCBH, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts of any nature that could require RCBH to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem Equity Securities in RCBH. There is no outstanding or authorized synthetic equity, including equity appreciation, phantom equity, profit participation, profits interests, or similar equity or equity-based rights with respect to RCBH. There are no voting trusts, proxies, or other Contracts with respect to the Equity Securities of RCBH.
(f)Except for Bitty Advances’ ownership of RCBH and Blaze Funding, neither Bitty Advance nor MCA Servicing own, or have any obligations to acquire, any Equity Securities of any Person.
3.4Non-contravention; Governmental Approvals and Consents.
(a)Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, (ii) the performance by the Company or its Affiliates of its obligations hereunder and thereunder, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) (A) violate or conflict with any Law or Order to which any Member of the Company Group is subject, (B) violate or conflict with any provision of the Organizational Documents of any Member of the Company Group, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of or a loss of rights under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which any Member of the Company Group is a party or by which any Member of the Company Group is bound or to which any of the assets of the Company Group is subject (or result in the imposition of any Lien upon the Company Group Securities or any of the assets of the Company Group).
(b)No registration, application, notice, consent, waiver, approval, Order, qualification or authorization of, or designation, declaration or filing with, or action by, or the obtaining of any Permit to or from any Governmental Body or other Person is required on the part of the Company or any of its Affiliates with respect to (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, (ii) the performance by the Company or its Affiliates of its obligations hereunder and thereunder, or (iii) the consummation of the Transactions.
3.5Brokers’ Fees. No Member of the Company Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.
3.6Assets.
(a)Each Member of the Company Group has good, valid, and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used or held for use by the Company Group, the Business, located on the Company Group’s premises (as applicable), or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens. The assets, properties, and rights

(tangible and intangible) owned by the Company Group are all the assets, properties, and rights (tangible and intangible) used by the Company Group in the operation of the Business or necessary to operate the Business, consistent with past practice of the Company Group.
(b)The buildings, machinery, equipment, and other tangible assets that each Member of the Company Group owns and leases (i) are free from material defects (patent and latent), (ii) have been maintained in accordance with normal industry practice, (iii) are in good operating condition and repair (subject to normal wear and tear), and (iv) are suitable for the purposes for which they are presently used. The Company Group has expended all necessary maintenance expenses in the Ordinary Course of Business and has not deferred any such expenses to the period following the Closing.
3.7Financial Statements.
(a)Attached to Section 3.7(a) of the Disclosure Schedule are true, correct, and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheets, statements of income, and cash flows of each of Bitty Advance, MCA Servicing, Bitty RTR and MCA RTR as of and for the fiscal years ended December 31, 2022 and December 31, 2023 (the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheets, statements of income, and cash flows of each of Bitty Advance, MCA Servicing, Bitty RTR and MCA RTR (the “Most Recent Financial Statements”) as of and for the six (6) month period ended June 30, 2024 (the “Most Recent Fiscal Month End”). The Financial Statements are true, correct, and complete in all material respects and consistent with the books and records of the Company Group (which are in all material respects in turn true, correct, and complete), have been prepared in accordance with GAAP consistently applied (except as otherwise noted thereon), and present fairly in all material respects the financial condition, results of operation, and cash flow of the Company Group as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate).
(b)Since the Most Recent Fiscal Year End, the Business (other than in connection with the Transactions) has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which would reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in Section 3.7(b) of the Disclosure Schedule, in connection with the Transactions, or as otherwise expressly permitted or expressly contemplated by this Agreement (including the Pre-Closing Reorganization), since the Most Recent Fiscal Year End no Member of the Company Group has:
(i)sold, leased, transferred, assigned, pledged, licensed, abandoned, allowed to lapse, failed to maintain, or otherwise disposed of or placed a Lien on any assets or property (tangible or intangible), except for (A) nonexclusive licenses of Intellectual Property granted in the Ordinary Course of Business, or (B) with respect to tangible assets, in the Ordinary Course of Business and in an aggregate amount not exceeding a value of $25,000;
(ii)experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $25,000;
(iii)entered into, waived any material rights under, terminated, modified, or cancelled, or received notice from any Person regarding any of the foregoing or the acceleration of, a Contract, which, if in existence on the Closing Date, would be required to be listed on Section 3.13 of the Disclosure Schedule;
(iv)forgave, canceled, compromised, waived, or released any Debt or any right or claim;
(v)issued, sold, or otherwise disposed of any of its Equity Securities or other ownership interests, or granted any options, warrants, or other rights to acquire (including upon conversion, exchange, or exercise) any of its Equity Securities or other ownership interests or declared, set aside, made, or paid any dividend or distribution with respect to its Equity Securities or other ownership interests or redeemed, purchased, or otherwise acquired any Equity Securities or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its members (or any Affiliates of such members);
(vi)granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any employee, officer, director, contractor, partner, agent, member, or manager of the Company Group (collectively, the “Business Representatives”), except wage or salary increases which occurred in the Ordinary Course of Business for current employees equal to, in the aggregate, no more than $25,000;
(vii)hired or terminated any Business Representative;
(viii)granted, announced, or modified any equity or equity-based award;
(ix)accelerated the payment, funding, right to payment, or vesting of any compensation or benefits, or made any loans or entered into any commitments to make a loan to any current or former Business Representative other than for routine advances made pursuant to an Employee Benefit Plan to employees or officers for business expenses in the Ordinary Course of Business;
(x)adopted, modified, or terminated, or committed to adopt, modify, or terminate any employment, severance, retention, change in control, or other agreement, plan, or arrangement with any current or former Business Representative or an Employee Benefit Plan;

(xi)engaged in any promotional, sales, or discount or other activity that has or could reasonably be expected to have the effect of materially accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;
(xii)made any commitment outside of the Ordinary Course of Business or in excess of $25,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;
(xiii)instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices, or method of purchase, sale, lease, management, marketing, or operation of its business;
(xiv)made or revised any material Tax election, adopted or changed any material Tax accounting method, waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or settled or compromised any Tax liability;
(xv)in any material respect collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;
(xvi)disclosed any Trade Secret or any other material confidential information of the Company Group to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);
(xvii)entered into any settlement, conciliation, or similar agreement; or
(xviii)agreed or committed to any of the foregoing.
(c)All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company Group generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the services or other obligations in favor of the Company Group as to which full performance has been fully rendered, and are valid and enforceable claims. All of the accounts receivable of the Company Group as of the Closing Date will, to the Knowledge of the Seller Parties, be current and collectible. The Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances, or credits. The reserves against the accounts receivable for returns, allowances, chargebacks, and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.
(d)The accounts payable of the Company Group reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company Group in good faith.

(e)Each Member of the Company Group has a system of internal accounting controls designed to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP. There has not been during the periods covered by the Financial Statements (A) any significant deficiency or weakness in any system of internal accounting controls used by any Member of the Company Group that resulted in any restatement of the Financial Statements, (B) any fraud or other wrongdoing that involves any of the management or other employees of any Member of the Company Group who have a role in the preparation of financial statements or the internal accounting controls used by any Member of the Company Group, or (C) any written or, to the Knowledge of the Seller Parties, other claim or allegation regarding any of the foregoing.
(f)The Company Group is currently operating, and since January 1, 2022 has at all times operated, in the Ordinary Course of Business with a normalized level of working capital. Since January 1, 2024, no Member of the Company Group has accelerated any payments outside of the Ordinary Course of Business, whether in connection with the Transactions or otherwise. Immediately following the Closing, the Company will have sufficient cash and working capital to continue operating the Business in the Ordinary Course of Business, consistent with past practices of the Company Group.
3.8Undisclosed Liabilities. No Member of the Company Group has any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) were incurred pursuant to any Contract listed on Section 3.13(a) of the Disclosure Schedule or not required by the terms of Section 3.13(a) to be listed on Section 3.13(a) of the Disclosure Schedule, in either case, which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract, or breach of warranty.
3.9Legal Compliance.
(a)The Company Group and its respective predecessors and Affiliates, are, and since January 1, 2019 have at all times been, in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Seller Parties, threatened alleging any failure so to comply. The Company Group and its respective predecessors and Affiliates, have not received any written, or to the Knowledge of the Seller Parties, oral notice or communication alleging any non-compliance of the foregoing.
(b)Section 3.9(b) of the Disclosure Schedule sets forth a true, correct, and complete list of all Permits held by any Member of the Company Group. Such Permits (i) constitute all Permits necessary for the operation of the Company Group’s business, and (ii) are in full force and effect. No Proceeding is pending or threatened to revoke or limit any Permit.

(c)Neither the Company Group nor, to the Knowledge of the Seller Parties, any of the Business Representatives, or any other Persons acting on their behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer, or supplier of the Company Group, or (ii) accepted or received any unlawful contributions, payments, expenditures, or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions, or gifts.
(d)There is no Proceeding pending or, to the Knowledge of the Seller Parties, threatened against any Member of the Company Group or any Business Representatives in their capacities as such.
(e)Seller has delivered to Buyer true, correct, and complete copies of any Proceeding involving any Member of the Company Group or any Business Representatives in their capacities as such.
(f)There are no outstanding Orders by which any Member of the Company Group or any of its respective assets or properties are bound.
3.10Tax Matters.
(a)The Seller Parties have timely filed with the appropriate Governmental Body all Tax Returns that were required to be filed with respect to the Company Group and the Business. All such Tax Returns were prepared in compliance with applicable Laws and are true, correct, and complete in all material respects. All Taxes due and owing with respect to the Company Group (or any predecessor thereof and whether or not shown on any Tax Return) and the Business have been timely paid. All Taxes incurred but not yet due and payable with respect to the Company Group and the Business (i) for periods covered by the Financial Statements, have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods after the date of the Financial Statements through the Closing Date, have been accrued on the books and records of the applicable Seller Party in accordance with the past customs and practices of such Seller Party. The Seller Parties have delivered to Buyer true, correct, and complete copies of all Tax Returns filed by them with respect to the Company Group and the Business for which the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has not yet expired. The Company Group (or any predecessor thereof) is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Group Securities or any of the assets of the Company Group.
(b)No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, or assessed by any Governmental Body with respect to the Company Group (or any predecessor thereof) and the Business that has not been paid, settled, or otherwise resolved. There is no Proceeding or audit now pending, proposed, or, to the Knowledge of the Seller Parties (or any predecessor thereof), threatened with respect to the Company Group (or any predecessor thereof) and the Business or concerning the Company Group (or any predecessor thereof) and the Business with respect to any Taxes. The Seller Parties (or any predecessor thereof) have not been notified by any Governmental Body that any issues have been raised with respect to any Tax Return related to the Company Group and the Business. There has not been an examination or written notice of potential examination of the Tax Returns filed with respect to the Company Group (or any predecessor thereof) and the Business by any Governmental Body.
(c)The Seller Parties have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including the retention of all information and documents necessary for such compliance) with respect to the Company Group and the Business. All Taxes that are required to be withheld or collected with respect to the Company Group (or any predecessor thereof) and the Business, including Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors, or members of the Company Group (or any predecessor thereof) have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws and the Company Group and the applicable Seller Parties have timely filed all withholding Tax Returns. The Company Group or the applicable Seller Party has properly requested, received, and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Seller Parties or the Company Group otherwise would have been obligated to collect or withhold Taxes. All service providers of the Company Group or with respect to the Business have been properly classified as independent contractors or employees, and all services providers of the Company Group have (as determined pursuant to the Code and in connection with U.S. federal income Tax principles) been paid reasonable compensation for the services they have provided to the Company Group or the applicable Seller Party.
(d)No claim has ever been made by any Governmental Body in a jurisdiction where the Company Group (or any predecessor thereof) or, with respect to the Business, the Seller Parties, do not file Tax Returns that such Person is or may be subject to Tax or such type of Tax or required to file Tax Returns or such type of Tax Returns in that jurisdiction and no such basis exists for such claim. There has been no written agreement to any extension of time for filing any Tax Return with respect to the Company Group and the Business which has not been filed other than customary extensions for which no approval by a Governmental Body is required. Neither the Seller Parties nor the Company Group has received any written notice from any Governmental Body that an audit, assessment, or reassessment of the Company Group is proposed in respect of any Taxes, regardless of its merits.
(e)No assessments or reassessments of the Taxes of the Company Group or with respect to the Business are currently the subject of an objection or appeal and there are no outstanding issues which have been raised and communicated to the Company Group or any Seller Party by any Governmental Body.
(f)No Member of the Company Group has: (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal, state, or local income Tax Return, or (ii) had any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. applicable

Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary, or combined group, by Contract, pursuant to applicable Law, or otherwise.
(g)No power of attorney with respect to Taxes has been executed by the Company Group or filed with any Governmental Body with respect to the Company Group that is currently in effect.
(h)There is no Tax ruling, request for ruling or settlement, compromise, closing, or Tax collection agreement in effect or pending with respect to the Company Group and the Business. No Member of the Company Group is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, nor are they liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.
(i)No Member of the Company Group will be required to include or accelerate the recognition of any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting (including any change in method of Tax accounting under Section 481(a) of the Code or any corresponding or similar provision of state, local, or non-U.S. Tax applicable Law) for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign Law), (iv) intercompany transactions entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax applicable Law) existing as of the Closing; (v) any installment sale or open transaction disposition, (vi) the receipt of any prepaid amounts or accrual of deferred revenue, or (vii) use of the cash method, modified cash method, or modified accrual method for a period ending on or before the Closing Date, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.
(j)The Company Group has not distributed stock of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)The Company Group is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)The Company Group has not deferred any Taxes or claimed any employee retention credits under the CARES Act.
(m)Neither the Company Group nor any of its Affiliates has made a SALT Election for any taxable year.

(n)The Company Group has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.
(o)The Company Group (or any predecessor thereof) is not or has not been a party to a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(p)The Company has been at all times since its formation classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(c) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3. Bitty Advance has been at all times since its formation classified as a partnership for U.S. federal income tax purposes. MCA Servicing has been at all times since its formation classified as a partnership for U.S. federal income tax purposes. Blaze Funding has been at all times since its formation classified as a partnership for U.S. federal income tax purposes. RCBH has been at all times since its formation classified as a partnership for U.S. federal income tax purposes.
3.11Real Property.
(a)The Company Group does not own (and has never owned) any real property.
(b)Section 3.11(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true, correct, and complete list of all Leases for each parcel of Leased Real Property. The Seller Parties have delivered to Buyer a true, correct, and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.
(c)Subject to the respective terms and conditions in the Leases, the Company Group is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good, valid, marketable, and indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).
(d)With respect to each parcel of Leased Real Property: (i) there are no pending or, to the Knowledge of the Seller Parties, threatened condemnation Proceedings relating to any such parcel or other matters affecting adversely the current use, occupancy, or value thereof; (ii) the ownership and operation of the Leased Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety, or other similar statutes, ordinances, or regulations of any Governmental Body; (iii) all Improvements on any such parcel are in all material respects in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the business as currently conducted at such facilities, and in all material respects are safe for their current occupancy and use; (iv) neither the Company Group nor any Seller Party has received any written or, to the Knowledge of the Seller Parties, oral notice of any special Tax, levy, or assessment for benefits or betterments that affect any parcel of Leased Real Property and, to the

Knowledge of the Seller Parties, no such special Taxes, levies, or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company Group) in possession of any such parcel; (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of the Seller Parties, threatened termination of such access; (vii) each Member of the Company Group enjoys peaceful and quiet possession thereof and there are no current material disputes with respect to the Leases; (viii) no security deposit or portion thereof deposited with respect to any of the Leases has been applied in respect of a breach or default under any of the Leases which has not been redeposited in full; (ix) no Member of the Company Group owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to the Leases; and (x) neither the Company Group nor the Seller Parties have collaterally assigned or granted any security interest in such Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in the Company Group’s business, and no Member of the Company Group is party to any Contract or option to purchase any real property or interest therein.
3.12Intellectual Property.
(a)Section 3.12(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all (i) Owned IP that is registered, issued, or subject to a pending application for registration or issuance before any Governmental Body or Internet domain name registrar and includes, where applicable, the jurisdiction, record owner (and if different, the beneficial owner), issuance, registration or application number, and date, (ii) material unregistered Trademarks that are owned, or purported to be owned, by any Member of the Company Group or their respective Affiliates, and (iii) proprietary Software that is owned, or purported to be owned, by any Member of the Company Group or their respective Affiliates (the “Company Software”). All registrations that are required to be set forth in Section 3.12(a) of the Disclosure Schedule are subsisting, valid, unexpired, and enforceable, and all applications for registrations that are required to be set forth in Section 3.12(a) of the Disclosure Schedule are pending and in good standing. There are no outstanding deadlines that will expire within six (6) months of the Closing Date for any such registrations or applications.
(b)The applicable Member of the Company Group is the sole and exclusive owner of all right, title, and interest in and to all Owned IP. The applicable Member of the Company Group owns, licenses, or otherwise has the right to use all Intellectual Property used or held for use in or otherwise necessary in the operation of the Company Group or their respective businesses (collectively, the “Company IP Rights”), in each case free and clear of all Liens except for Permitted Liens. The Company IP Rights owned or used by the Company Group immediately prior to the Closing Date will be owned or available for use, respectively, by the Company Group immediately following the Closing Date on substantially identical terms and conditions as owned or used by the Company Group immediately prior to the Closing Date.
(c)Except as set forth in Section 3.12(c) of the Disclosure Schedule, (i) there are no Proceedings pending (including any offers to license) or, to the Knowledge of the Seller Parties, threatened in writing against any Member of the Company Group challenging the validity, scope, enforceability, or ownership of any Owned IP, or alleging that any Member of the Company Group or the operation of the Business are infringing, misappropriating, diluting, or otherwise violating, or has infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any other Person, and (ii) there are no Proceedings pending that have been brought by any Member of the Company Group, or any Proceedings threatened by any Member of the Company Group, against any Person alleging infringement, misappropriation, dilution, or other violation of any Company IP Rights.
(d)Except as set forth in Section 3.12(d) of the Disclosure Schedule, to the Knowledge of the Seller Parties (i) neither any Member of the Company Group nor the conduct of the Business is infringing, misappropriating, diluting, or otherwise violating, or has infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property of any Person, and (ii) no Person has or is infringing, misappropriating, diluting, or otherwise violating the Owned IP.
(e)Each current and former Business Representative who is or was involved in the creation or development of any Intellectual Property by or for the Company Group or the Business (“IP Personnel”) has executed a written Contract assigning all rights, title, and interest of such IP Personnel in such Intellectual Property to the Company and agreeing to confidentiality provisions protective of the confidential business information of the Company Group. To the Knowledge of the Seller Parties, no IP Personnel is in violation of such agreement or has entered into any other Contract or obligation (whether written or oral) that requires such IP Personnel to transfer or assign such Intellectual Property to any Person other than the Company Group.
(f)Except as set forth in Section 3.12(f) of the Disclosure Schedule, no Member of the Company Group is a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other similar agreement that could affect the Company Group’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit any Company IP Rights. No funding, facilities, or personnel of any Governmental Body or any university, college, other educational institution, or research center were used, directly or indirectly, in the creation or development of any Owned IP.
(g)The Company Group takes, and has taken, all necessary steps to protect and preserve the confidentiality of all Trade Secrets with appropriate confidentiality and non-disclosure agreements or such other measures as are reasonable to protect Trade Secrets. To the Knowledge of the Seller Parties, there has been no unauthorized disclosure or use of any Trade Secret of the Company Group or any other material confidential information of the Company Group. The Company Group has not, and, to the Knowledge of the Seller Parties, no Person has breached any Contracts or agreements of non-disclosure or confidentiality.
(h)No Company Software material to the Business contains, is combined with, is derived from, is linked to or distributed with, or is being or was developed using Open Source Software in a manner that: (i) imposes a requirement or condition that the Company grant a license under its patent rights or that any Company Software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works;

or (C) be redistributable at no charge; or (ii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of the Company Group to use or distribute any such Company Software.
(i)The Company Group has not disclosed to any Person, or allowed any Person to access or use, any source code for any Company Software, other than Business Representatives that have confidentiality obligations to the Company Group with respect to such source code. No source code for any Company Software is in escrow and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license, or disclosure of any such source code to any Person after the Closing Date.
(j)All Company Data is owned by the Company Group, free and clear of all Liens. The Company Group has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute, and otherwise exploit the Company Data, including as necessary for the conduct of the Company Group’s business.
3.13Contracts.
(a)Section 3.13(a) of the Disclosure Schedule contains a true, correct, and complete list of the following Contracts to which any Member of the Company Group is a party or by which any Member of the Company Group is otherwise bound, each of which is currently in effect (collectively, the “Material Contracts”):
(i)each Contract with any Material Customer or Material Supplier;
(ii)each lease, rental or occupancy agreement, license, installment, and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $10,000 and with terms of less than one (1) year);
(iii)each joint venture, partnership, or other Contract involving a sharing of profits, losses, costs, or liabilities with any other Person;
(iv)each Contract relating to the acquisition, sale, transfer, or disposition of any material assets or properties, or of the operating business or the Equity Securities in any other Person;
(v)each Contract containing any restrictive covenants (including non-competition, non-solicitation, non-hire, confidentiality, and non-disparagement) which are binding on any Member of the Company Group or the Business;
(vi)each power of attorney;
(vii)each Contract for Debt;

(viii)each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions;
(ix)each Contract with any labor union, labor organization, or trust fund or any bonus, pension, profit sharing, retirement, or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;
(x)each Contract under which any Member of the Company Group has advanced or loaned to any other Person other than in connection with the Ordinary Course of Business;
(xi)each Contract with any Seller Party or any Affiliate of any Seller Party;
(xii)any settlement, conciliation leniency, or similar agreement;
(xiii)each employment or consulting Contract or other Contract with any of the Business Representatives;
(xiv)each Contract pursuant to which (A) the Company Group grants any Person a license, covenant not to sue, or similar right to any Company IP Rights, or (B) any Person has granted to the Company Group a license, sublicense, covenant not to sue, or right under or with respect to any Intellectual Property owned by any other Person, other than (1) Off-the-Shelf Software, and (2) non-exclusive licenses that are merely incidental to the transaction contemplated by such Contract, the commercial purpose of which is primarily for something other than such license (collectively, the “Intellectual Property Licenses”);
(xv)each confidentiality agreement and non-disclosure agreement still in effect;
(xvi)each Contract which purports to be binding on Affiliates of the Company Group; and
(xvii)any other agreement material to the Company Group or the Business, whether or not entered into in the Ordinary Course of Business.
(b)The Seller Parties have delivered or made available to Buyer a true, correct, and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers, or other changes thereto. Section 3.13(b) of the Disclosure Schedule contains a true, correct, and complete description of the material terms of all oral Material Contracts.
(c)Each Material Contract is legal, valid, binding, enforceable, and in full force and effect, and will continue to be legal, valid, binding, and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedule, (i) no Material Contract has been breached or canceled by the applicable Member of the Company Group or, to the Knowledge of the Seller Parties, any other party thereto, (ii) the applicable Member of the Company Group has performed in all material respects all obligations required to be performed by such Member of the Company Group under any Material Contract, (iii) to the Knowledge of the Seller Parties, there is no event which, upon the giving of notice or lapse of time or both, would constitute a breach or default under any Material Contract or would permit the termination, material modification, or acceleration of any Material Contract, and (iv) no Member of the Company Group has assigned, delegated, or otherwise transferred to any Person any of its respective rights, title, or interest under any Material Contract.
(d)There are no pending renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid to any Member of the Company Group, or payable to any Member of the Company Group, under any Material Contract. No Person has a contractual or statutory right to demand or require a renegotiation, and no such Person has made a demand for such renegotiation.
3.14Insurance. Section 3.14(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) under which any Member of the Company Group is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”):
(a)the name of the insurer, the name of the policyholder, and the name of each covered insured;
(b)the policy number and the type, amount, and period of coverage; and
(c)a description of any retroactive premium adjustments or other material loss-sharing arrangements.
There is no claim by any Member of the Company Group or any other Person (including the Seller Parties) pending under any Company Insurance Agreement as to which coverage has been questioned, denied, or disputed. All premiums payable under the Company Insurance Agreements have been paid. There are no threatened terminations of, or material premium increases with respect to, any of the Company Insurance Agreements. Section 3.14(b) of the Disclosure Schedule sets forth a list of all claims made since January 1, 2019 under the Company Insurance Agreements, or under any other insurance policy, bond, or agreement covering the Company Group or its respective operations. Each Member of the Company Group is, and has been, covered by insurance in scope and amount customary, reasonable, and required by Law for the business in which it is, and has, engaged.
3.15Employees.

(a)Section 3.15(a)(i) of the Disclosure Schedule contains a true, correct, and complete list of all of the employees of the Company Group (collectively, “Company Employees”), which list is current as of July 26, 2024, describing for each such Company Employee: (i) such Company Employee’s name and the position held; (ii) whether classified as exempt or non-exempt for wage and hour purposes under the Fair Labor Standards Act and similar state Laws; (iii) date of hire; (iv) business location; (v) whether paid on a salary, hourly, or commission basis; (vi) regular hourly wage, annual salary, or commission rate, as applicable; (vii) customarily scheduled hours per week; (viii) bonus potential; (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (x) the total amount of bonus, severance, and other amounts to be paid to such Company Employee at the Closing or otherwise in connection with the Transactions; (xi) the amount of accrued and unused vacation time; (xii) the identity of the labor organization or union representing the individual if the individual is a member of a bargaining unit represented by a labor organization or union; and (xiii) whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since the Most Recent Fiscal Year End. Section 3.15(a)(ii) of the Disclosure Schedule contains a true, correct, and complete list of all the independent contractors, consultants, temporary employees, leased employees, or any other servants or agents performing services with respect to the operation of the Company Group’s business and classified by the Company Group as other than a Company Employee or compensated other than through wages paid by the Company Group through its payroll department, as applicable, and reported on a Form W-2 (“Contingent Workers”), which list is current as of July 26, 2024 and includes any Contingent Worker who has performed services for the Company Group during the twelve (12) month period immediately preceding such date, and provides for each such Contingent Worker such individual’s role in the business, fee or compensation arrangements, work location, hire date, consulting period, and other contractual terms with the Company Group.
(b)The Seller Parties have delivered to Buyer true, correct, and complete copies of (i) all existing severance, accrued vacation, or other leave agreement, policies, or retiree benefits of any officer, director, Company Employee, or Contingent Worker, (ii) all trade secret, non-compete, non-disclosure, and invention assignment agreements with any officer, director, Company Employee, or Contingent Worker, (iii) all agreements providing for payments to be made to current or former Business Representatives in connection with the Transactions, and (iv) all policies, manuals, and handbooks applicable to any Company Employee or Contingent Worker. The employment, consulting, or independent contractor arrangement of each Business Representative is terminable at will (without the imposition of back pay, severance pay, penalties, or damages) by the Company Group, as applicable, as the case may be. Seller is not aware that any executive or key employee of the Company Group or any group of Company Employees has any plans to terminate employment with the Company Group, as applicable.
(c)Except as set forth in Section 3.15(c) of the Disclosure Schedule, (i) none of the Company Employees are, or have been, represented by any labor union, works council, or other labor organization or representative with respect to his or her employment with the Company Group, as applicable; (ii) there are no labor, collective bargaining agreements, or similar arrangements binding on the Company Group with respect to any Company Employees or Contingent Workers, and none has existed or been negotiated; and (iii) (A) no petition has been filed nor has any Proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Body seeking recognition of a collective bargaining unit or agreement, (B) there have been no demands for representation, and (C) no union organizing effort regarding the Company Employees has occurred or is underway.
(d)The Company Group has not experienced (nor, to the Knowledge of the Seller Parties, has it been threatened with) any strike, slow down, work stoppage, or material grievance, claim of unfair labor practices, or other collective bargaining dispute. The Company Group has not committed any material unfair labor practice. The Company Group is, and at all times has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistleblowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. The applicable Member of the Company Group has paid in full to all Company Employees all wages, salaries, commissions, bonuses, benefits, and other compensation due and payable to Company Employees.
(e)Each Person providing services to the Company Group who has been classified as a consultant or an independent contractor (and not as an employee) has been properly characterized pursuant to all applicable Laws, including the Code and ERISA, as such, and no Member of the Company Group has any liability arising out of the hiring or retention of Persons to provide services to the Company Group and treating such Persons as consultants or independent contractors and not as employees of the Company Group.
(f)All Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified, and overtime has been properly recorded and paid for all Company Employees classified as non-exempt.
(g)To the extent subject to the federal, state, and local Laws of the United States, the Company Group has not effectuated a “plant closing” or a “mass layoff” or other event that would require the giving of notice under the United States Worker Adjustment and Retraining Notification Act, or any similar federal, state, or local Law (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Person. During the ninety (90) days prior to the Closing Date, the Company Group has not caused an “employment loss” within the meaning of the WARN Act.

(h)The Company Group has properly completed, retained, and, as applicable, updated a Form I-9 for each Company Employee, as applicable, in accordance with applicable Law and regulations. The Company Group has been, and continues to be, in material compliance with all Laws governing work authorization and other immigration issues in the United States including Section H-2A of the Immigration and Nationality Act.
(i)The Company Group has properly identified any and all workers which are common law or statutory employees and has issued and filed on a timely basis Forms W-2 for the workers so identified. All common law or statutory employee wages have been reported on the Forms W-2 and properly withheld upon for state, local, and federal income Tax purposes together with timely deposits of such withheld Taxes pursuant to applicable Law and regulations.
(j)There is no pending, and there has been no, Proceeding against any Member of the Company Group, or to the Knowledge of the Seller Parties, threatened to be brought or filed, by or with any Person or any Governmental Body or arbitrator against any Member of the Company Group in connection with the employment or engagement of any current or former Company Employee, applicant, or Contingent Worker, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination, or any other employment related matter arising under applicable Laws. There have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.
(k)To the Knowledge of the Seller Parties, no Company Employee or Contingent Worker has made any allegation of sexual harassment against any Member of the Company Group or against any Company Employee, and no Member of the Company Group has entered into any settlement agreements related to allegations of sexual harassment made by a Company Employee or Contingent Worker. To the Knowledge of the Seller Parties, there is no, and there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer, or executive-level employee of any Member of the Company, on the one hand, and any Company Employee or Contingent Worker, on the other hand; or (ii) between any supervisory employee of any Member of the Company, on the one hand, and any Company Employee or Contingent Worker within the same reporting structure, on the other hand.
(l)No Member of the Company Group is subject to any affirmative action obligations under any Law, including Executive Order 11246, and no Member of the Company Group is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.
(m)The Company Group (i) has withheld and reported all amounts required by Law or by contract to be withheld and reported with respect to wages, salaries, and other payments to current and former Company Employees and Contingent Workers, (ii) is not liable for any arrears of any Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees or former employees.
(n)The Company Group’s balance sheet(s) reflects appropriate accruals for vacation days (or other paid time off), commissions, and bonuses that have been earned by Company Employees but not yet paid.
(o)No Member of the Company Group has any policy, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of any Company Employee or Contingent Worker.
(p)As of immediately prior to the Pre-Closing Reorganization, Seller did not have or engage, nor has ever had or engaged, any employees, independent contractors, consultants, temporary employees, leased employees, or any other servants or agents.
3.16Employee Benefits.
(a)Section 3.16(a) of the Disclosure Schedule lists each Employee Benefit Plan.
(i)Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) is, and has at all times been, in all material respects, established, maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.
(ii)All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan. The requirements of COBRA have been met with respect to each Employee Benefit Plan.
(iii)Other than as required under Section 4980B of the Code or other applicable Law, no Employee Benefit Plan provides for, and no Member of the Company Group has any current or contingent liability or obligation to provide for benefits or coverage in the nature of health, life, or disability insurance or other welfare benefits following retirement or other termination of employment.
(iv)With respect to each Employee Benefit Plan, all benefits, contributions, and premiums required by and due under the terms of each such Employee Benefit Plan or applicable Law have in all material respects been timely paid in accordance with the terms of such Employee Benefit Plan, and the terms of all applicable Laws and GAAP, and all benefits, contributions, and premiums for any period ending on or before the Closing Date which are not yet due have been made to each such Employee

Benefit Plan or accrued in accordance with the past custom and practice of the Company Group.
(v)Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and (A) has received a favorable determination letter from the Internal Revenue Service, or (B) with respect to a prototype or similar plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype or similar plan sponsor, in each case, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would or could adversely affect the qualified status of such Employee Benefit Plan.
(vi)There have been no prohibited transactions, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Benefit Plan. To the Knowledge of the Seller Parties, no Fiduciary has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. There are no pending or, to the Knowledge of the Seller Parties, threatened Proceedings with respect to any Employee Benefit Plan and no Employee Benefit Plan is the subject of an examination or audit by any Governmental Body.
(vii)The Seller Parties have delivered or made available to Buyer true, correct, and complete copies of the following documents with respect to each Employee Benefit Plan, to the extent such documents are applicable to such Employee Benefit Plan: (A) the plan documents and summary plan descriptions (or, in the case of any Employee Benefit Plan that is unwritten, written descriptions thereof) and all amendments thereto, (B) the most recent determination, advisory, or opinion letter received from the Internal Revenue Service for each tax-qualified Employee Benefit Plan, (C) the annual reports (Form 5500, with all applicable attachments) required to be filed with the Internal Revenue Service for the three (3) most recently completed plan years, (D) any trust agreements, insurance Contracts, and other funding arrangements which implement such Employee Benefit Plan (including any stop loss insurance policies), (E) non-discrimination and coverage testing results for the three (3) most recently completed plan years, and (F) any material, non-routine correspondence with any Governmental Body.
(b)No Employee Benefit Plan is, and neither the Company Group nor any of its ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has any liability or obligation (contingent or otherwise) under or with respect to any plan that is (i) subject to Title IV of ERISA or the minimum funding standard of Section 302 or 303 of ERISA or Sections 412 or 430 of the Code; (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) subject to Section 409A of the Code has been written and operated in compliance with the requirements of Section 409A of the Code and any Internal Revenue Service guidance issued thereunder. No Member of the Company Group has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A or 4999 of the Code.
(d)Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, (ii) the performance by the Company or its Affiliates of its obligations hereunder and thereunder, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) (A) result in the payment of money or other property or increase the amount of any compensation or benefits due to any current or former Business Representative; (B) accelerate the funding or vesting or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) under such Employee Benefit Plan; or (C) limit or restrict the ability of Buyer or its Affiliates to merge, amend, or terminate such Employee Benefit Plan.
(e)Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, (ii) the performance by the Company or its Affiliates of its obligations hereunder and thereunder, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) (either alone or in connection with any subsequent event(s)) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(f)Neither Seller nor the Company has ever sponsored, maintained, or contributed to any Employee Benefit Plans.
3.17Debt. Except as set forth in Section 3.17 of the Disclosure Schedule, no Member of the Company Group has any Debt and is not liable for any Debt of any other Person.
3.18Environmental, Health, and Safety Matters.
(a)Each Member of the Company Group is in compliance, and has complied, in each case, all material respects, with all Environmental, Health, and Safety Requirements.
(b)Without limiting the generality of the foregoing, each Member of the Company Group has obtained, has complied, and is in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company Group and the operation of the Company Group’s business. A list of all such Permits and other authorizations is set forth in Section 3.18(b) of the Disclosure Schedule.
(c)The Company Group has not received any written or, to the Knowledge of the Seller Parties, oral notice, report, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) arising under

Environmental, Health, and Safety Requirements, including any investigatory, remedial, or corrective obligations, relating to the Company Group, its current or former facilities (as applicable), or the Leased Real Property.
(d)To the Knowledge of the Seller Parties, no property, or facility owned, leased, or operated by the Company Group contains any underground storage tanks currently, nor, to the Knowledge of the Seller Parties, has contained any underground storage tanks in the past.
(e)The Company Group has not treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney and consultant fees and costs, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.
(f)To the Knowledge of the Seller Parties, there are no environmental conditions or circumstances on the Leased Real Property that pose an unreasonable risk to the environment or the health or safety of any Person. To the Knowledge of the Seller Parties, there are no Hazardous Substances present at, on, or under the Leased Real Property in violation of Environmental, Health, and Safety Requirements.
(g)Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, (ii) the performance by the Company or its Affiliates of its obligations hereunder and thereunder, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) result in any obligations for site investigation or cleanup, or notification to or Consent of any Governmental Body or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.
(h)Section 3.18(h) of the Disclosure Schedule lists each written environmental audit, health and safety audit, Phase I environmental site assessment, Phase II environmental site assessment or investigation, soil or groundwater report, and environmental compliance assessment prepared by the Company Group or, to the Knowledge of the Seller Parties, any Governmental Body under the Environmental, Health, and Safety Requirements relating to any property currently or formerly owned or operated by the Company Group or its Affiliates.
3.19Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks) and other similar or related items of automated, computerized, or software systems and any other networks or systems and related services that are used by or relied on by the Company Group in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company Group.
3.20Certain Business Relationships with the Company. Except as set forth in Section 3.20 of the Disclosure Schedule, no Seller Party, nor any Business Representative, nor any of the Affiliates of any of the foregoing (other than a Member of the Company Group):
(a)owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Company Group’s business or is a competitor, supplier, customer, lessor, or lessee of the Company Group; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than five percent (5%) of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;
(b)has any claim against or owes any amount to, or is owed any amount by, the Company Group;
(c)has any interest in or owns any assets, properties, or rights used in the conduct of the Company Group’s business;
(d)is a party to any Contract to which any Member of the Company Group is a party or which otherwise benefits the Company Group’s business; or
(e)has received from or furnished to the Company Group any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company Group.
3.21Suppliers and Customers.
(a)Section 3.21(a) of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services to the Company Group (the “Material Suppliers”), and the ten (10) largest customers (by dollar volume) of the Company Group (the “Material Customers”), each during calendar years 2022 and 2023, and the six (6) month period ended June 30, 2024. Section 3.21(a) of the Disclosure Schedule also sets forth, for each Material Supplier and Material Customer, the aggregate payments from and to such Person by the Company Group during such periods. There are no outstanding disputes with any of such Material Suppliers or Material Customers.
(b)Since the Most Recent Fiscal Year End, none of the Material Suppliers has indicated in writing, or to the Knowledge of the Seller Parties, orally that it shall stop, or materially decrease the rate of, supplying materials, products, or services to the Company Group, or otherwise materially change the terms of its relationship with the Company Group. Neither the Company Group nor any of the Seller Parties has any reason to believe that any Material Supplier will stop, or materially decrease the rate of, supplying products or services to the Company Group or otherwise materially change the terms of its relationship with the Company Group after, or as a result of, the consummation of any Transactions or that any Material

Supplier is threatened with bankruptcy or insolvency. Neither the Company Group nor any of the Seller Parties know of any fact, condition, or event which would adversely affect the relationship of the Company Group with any Material Supplier.
(c)Since the Most Recent Fiscal Year End, none of the Material Customers has indicated in writing, or to the Knowledge of the Seller Parties, orally that it shall stop, or materially decrease the rate of, buying products or services from the Company Group or otherwise materially change the terms of its relationship with the Company Group. Neither the Company Group nor any of the Seller Parties has any reason to believe that any Material Customer will stop, or materially decrease the rate of, buying products or services from the Company Group or otherwise materially change the terms of its relationship with the Company Group after, or as a result of, the consummation of any Transactions or that any of the Company Group’s customers is threatened with bankruptcy or insolvency. Neither the Company Group nor any of the Seller Parties know of any fact, condition, or event which would adversely affect the relationship of the Company Group with any Material Customer.
3.22Sanctions.
(a)No Member of the Company Group, nor, to the Knowledge of the Seller Parties, any director, officer, or employee thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government, or (iii) located, organized, or resident in a Designated Jurisdiction in violation of any Sanctions.
(b)To the Knowledge of the Seller Parties, no Member of the Company Group (i) has been found in violation of, charged with, or convicted of money laundering, drug trafficking, terrorist-related activities, or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (ii) is under investigation by any Governmental Body for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws, and (v) has filed any voluntary disclosures with any Governmental Body regarding possible violations of Sanctions.
(c)The Company Group has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable Law) to ensure that each Member of the Company Group is and will continue to be in compliance with all applicable current and future Sanctions, and to ensure that no Member of the Company Group will cause Buyer or any other U.S. Person to violate any Sanctions.

(d)No Member of the Company Group, directly or indirectly, (i) has any investment in or engage in any dealing or transaction with any Person in violation of any applicable Sanctions, or (ii) engages in any activity that could cause the Company Group to become subject to Sanctions.
3.23Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company Group, the Seller Parties, or the current or former Business Representatives, which restricts or prohibits the Company Group from competing with any other Person, from engaging in any business, or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the Company Group’s business.
3.24Information Privacy and Data Security.
(a)The Company Group has established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of such Information Security Program. The Company Group has (i) assessed and tested its Information Security Program on a no less than annual basis; and (ii) remediated all critical, high, and medium risks and vulnerabilities. The Information Security Program has proven sufficient and compliant with Data Protection Requirements in all material respects. The IT Systems currently used by the Company Group are in all material respects in good working condition, do not contain any malicious code or defect, and operate and perform as necessary for the operation of the Business. All Company Data will continue to be available for Processing by the Company Group following the Closing on substantially the same terms and conditions as existed immediately prior to the Closing. The Company Group has commercially reasonable controls in place designed to address the information security risks and vulnerabilities of the Company Group in light of the Business and the technology, information systems, and the sensitivity of the Personal Information processed by the Company Group.
(b)The Company Group and, with respect to the Processing of Company Data, its Data Processors complies, and has complied in all material respects at all times, with its privacy policies and the Data Protection Requirements. Neither (i) the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, (ii) the performance by the Company or its Affiliates of its obligations hereunder and thereunder, nor (iii) the consummation of the Transactions, will (with or without notice or lapse of time or both) violate any Data Protection Requirements or privacy policies of the Company Group. Where the Company Group uses a Data Processor to Process Personal Information, the Data Processor has provided guarantees, warranties, or covenants in relation to Processing of Personal Information, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company Group’s compliance with Data Protection Requirements.
(c)Except as set forth in Section 3.24(c) of the Disclosure Schedule, the Company Group and, to the Knowledge of the Seller Parties, its Data Processors (i) since January 1, 2023 have not suffered, and are not suffering, a Security Incident, (ii) have not been notified by, and are not required to notify, any Person or Governmental Body of any Security Incident, and (iii) since January 1, 2023 have not been, and are not, adversely affected by any malicious code, ransomware, or malware attacks, or denial-of-service attacks on any IT Systems. Neither the Company Group nor, to the Knowledge of the Seller Parties, any third party acting at the direction or authorization of the Company Group, has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including a ransomware attack or a denial-of-service attack. The Company Group has not received a written or, to the Knowledge of the Seller Parties, oral notice (including any enforcement notice), letter, or complaint from a Governmental Body or any other Person alleging material noncompliance or potential material noncompliance with any Data Protection Requirements or the Company Group’s privacy policies, and has not been subject to any Proceeding relating to noncompliance or potential noncompliance with Data Protection Requirements or the Company Group’s Processing of Personal Information.
3.25Bank Accounts. Each Member of the Company Group maintains all commercial bank accounts reasonably necessary for the operation of the Business, a list of all bank accounts for each Member of the Company Group is set forth in Section 3.25 of the Disclosure Schedule, which list includes the name of each bank or financial institution, the account number, and the names of all authorized signatories thereon.
3.26Merchant Cash Advances.
(a)Except as set forth in Section 3.26(a) of the Disclosure Schedule, the information with respect to the merchant cash advances (“MCAs”) set forth in the MCA Portfolio Tape (collectively the “Program MCAs”), as set forth in the Specified Fields of the MCA Portfolio Tape, are true, complete, and correct in all material respects as of June 30, 2024 (the “MCA Tape Date”). There are no arrangements (including caps on, reductions of, or scheduled alterations to, the amounts payable in respect of, the discount applicable to, or the maturity of the Program MCAs, except for internal or third party collection practices in the Ordinary Course of Business that are not timely reflected in the MCA Portfolio Tape) between the Company Group or any of its Affiliates, on the one hand, and any counterparty, on the other hand, the nondisclosure of which to Buyer would cause the information set forth in the Specified Fields of the MCA Portfolio Tape, with respect to the Specified Fields, to be inaccurate.
(b)Except as set forth in Section 3.26(b) of the Disclosure Schedule, each of the Company and RCBH (as applicable) has good and marketable title to, and is the sole owner of legal title of, the Program MCAs, free and clear of any Liens (other than Permitted Liens). Section 3.26(b) of the Disclosure Schedule sets forth a true, correct, and complete list of any and all Program MCAs that (i) have been sold to third parties (and the identity of such third party), or (ii) are subject to any non-recourse warehouse financings or securitization arrangements (and the identity of such financing source). No right of rescission, offsets, causes of action, defenses, or counterclaims have been asserted with respect to the MCAs owned or originated by the Company Group with any Governmental Body and no allegations of wrongdoing or violation of Law have been asserted in writing by any Governmental Body, in either case, with respect to the Program MCAs, that if adversely determined could, individually or in the aggregate, be material to the Company Group or its Affiliates, including, but not limited to, with respect to the enforceability, collectability, legality, or value of the Program MCAs. The Program MCAs are valid and legally binding obligations of each obligor thereon. Each Member of the Company

Group and their respective Affiliates are in compliance in all material respects with each agreement and other document relating to forward flow sales, warehouse financings, securitizations and other financings of the Program MCAs, and no default, servicer default, or event that with the giving of notice or lapse of time or both would constitute a default or servicer default has occurred thereunder.
(c)To the Knowledge of the Seller Parties, neither the originating party nor any other Person that is party to any document governing any Program MCA is in material default or material breach of such document, and, to the Knowledge of the Seller Parties, there does not exist any event, condition, or omission that would constitute such a material breach or material default (with or without notice or lapse of time or both), except as set forth in Section 3.26(c) of the Disclosure Schedule.
(d)The Program MCAs were originated in compliance in all material respects with Law at the time of the applicable origination. The Program MCAs are, and have at all times been, serviced in compliance in all material respects with (i) the Company Group’s policies and procedures as in effect at the applicable time, (ii) the applicable documents governing such Program MCAs; and (iii) Law.
(e)Seller has made available to Buyer all of the origination, servicing, underwriting and collections policies and procedures of the Company Group and each Material Supplier in effect as of the Closing Date and all such policies and procedures previously in effect that have applied to the Program MCAs.
(f)Except as set forth in Section 3.26(f)(i) of the Disclosure Schedule, the MCAs constitute “accounts” within the meaning of the applicable Uniform Commercial Code. The principal place of business and chief executive office of each Member of the Company Group is set forth in Section 3.26(f)(ii) of the Disclosure Schedule and is the address where records are kept with respect to the Program MCAs. The exact legal name of each Member of the Company Group is set forth in Section 3.26(f)(iii) of the Disclosure Schedule and no Member of the Company Group has had any trade names or other names under which it has done or is doing business, except as set forth in Section 3.26(f)(iv) of the Disclosure Schedule.
(g)All Program MCAs sold by the Company Group to third parties have been sold in accordance with applicable Law.
3.27No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2.1, THIS ARTICLE 3 (AS MAY BE MODIFIED BY THE SCHEDULES TO THIS AGREEMENT), AND IN ANY OF THE ANCILLARY AGREEMENTS, NO SELLER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING IN RESPECT OF THE BUSINESS (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES) AND ANY SUCH OTHER REPRESENTATIONS AND

WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE TO THE CONTRARY HEREIN, NOTHING SHALL IN ANY WAY LIMIT OR IMPAIR ANY RIGHT, REMEDY, CLAIM, CAUSE OF ACTION OR LOSS RELATED TO FRAUD, INTENTIONAL MISREPRESENTATION, OR WILLFUL MISCONDUCT.
Article 4

POST-CLOSING COVENANTS
4.1Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6).
4.2Litigation Support. In the event and for so long as Buyer or the Company is actively contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Seller Parties will cooperate with it and its counsel in the contest or defense and provide such testimony and access to such Seller Party’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 6).
4.3Transition. No Seller Party shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company Group prior to the Closing.
4.4Restrictive Covenants.
(a)Confidentiality. Each Seller Party agrees not to disclose or use any Confidential Information, except that, if and as long as such Seller Party is an employee of a Member of the Company after the Closing, then such Seller Party may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company so long as such use is in compliance with all policies and agreements applicable to such Seller Party. Upon termination of such employment, each Seller Party will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Seller Party is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, then such Seller Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Seller Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller Party shall use his or her best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller Party.
(b)Covenant Not to Compete. During the Restricted Period, each Seller Party will not, directly or indirectly, in any manner (whether on his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent, or otherwise), anywhere in the Applicable Area, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative, or otherwise), or consult with or render services for any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed to engage in the Business solely by reason thereof. For the avoidance of doubt, in no event shall a Seller Party’s record or beneficial ownership of, or employment with or service to, any Member of the Company Group, MCA RTR, or Bitty RTR be deemed a breach of this Section 4.4(b).
(c)Covenant Not to Solicit, Hire, or Disparage. During the Restricted Period, each Seller Party will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent, or otherwise), (i) call upon, solicit, or provide services to any Customer with the intent of selling or attempting to sell any products or services that compete with the Business, (ii) hire or engage, or recruit, solicit, or otherwise attempt to employ or engage, or enter into any business relationship with, any Person then currently, or within the prior [***] period, employed by, or providing consulting services to, the Company Group, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (iii) in any way interfere with the relationship between the Company Group and any employee, consultant, Customer, sales representative, broker, supplier, licensee, or other business relation (or any prospective customer, supplier, licensee, or other business relation) of the Company Group (including by making any negative or disparaging statements or communications regarding the Company Group or any of its operations, officers, directors, or investors).
(d)Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.4(b) or 4.4(c) is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of a Proceeding involving Sections 4.4(a), 4.4(b), or 4.4(c) (collectively, the “Restrictive Covenants”), the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such Proceeding, including any appeal therefrom. The existence of any claim or cause of action by any Seller Party against Buyer, the Company Group, or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the Restrictive Covenants, which Restrictive Covenants will be enforceable notwithstanding the existence of any breach by Buyer or the Company Group. Notwithstanding the foregoing, no Seller Party will be prohibited from pursuing such claims or causes of action against Buyer or the Company Group.
4.5Release. Each Seller Party, for itself, himself, or herself, and its, his, or her heirs, personal representatives, successors, and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, the Company Group, and each of their respective predecessors, successors, direct or indirect subsidiaries, and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’, and accountants fees and expenses) arising out of or related to events, facts, conditions, or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall, or may have against the Released Parties, whether known or unknown, suspected or unsuspected, or anticipated or unanticipated (collectively, the “Released Claims”), and (b) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.5, “Released Claims” does not include, and the provisions of this Section 4.5 shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements or otherwise arising from or relating to the Transactions.
4.6No Dissolution. In no event shall Seller cease to remain in good standing with, or otherwise liquidate or file articles of dissolution with, its state of incorporation for so long as it holds any Parent Equity or Company Securities.
4.7Post-Closing Operation of the Business. Following the Closing, except (a) as set forth in the LLC Agreement, (b) as expressly provided for by this Agreement, (c) as required by Law, or (d) as consented to in writing by Buyer, Seller will cause the Company Group to carry on its business in the Ordinary Course of Business and substantially in the same manner as previously conducted (including maintaining and preserving relationships with employees, clients, vendors, and others doing business with the Company Group).

Article 5

CLOSING DELIVERIES
5.1Closing Deliveries.
(a)Closing Deliveries of the Seller Parties. At or prior to the Closing, the Seller Parties shall deliver to Buyer:
(i)A counterpart signature page to assignment of membership interests in form and substance reasonably suitable to Buyer (the “Assignment of Membership Interests”) signed by Seller, reflecting the transfer of the Company Securities unto Buyer;
(ii)a counterpart signature page to the joinder to the Parent Operating Agreement, in the form attached hereto as Exhibit A (the “Joinder”), signed by Seller, acknowledging Seller’s receipt of the Parent Equity and Seller’s agreement to be bound by the terms and conditions of the Parent Operating Agreement;
(iii)a counterpart signature page to the Rollover Agreement, signed by Seller;
(iv)a certificate of the Secretary of Seller, dated as of the Closing Date, attaching and certifying (A) the Organizational Documents of Seller, (B) all requisite governing body resolutions of Seller authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions, and (C) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Seller is a party;
(v)good standing certificates for each Member of the Company Group from its respective jurisdiction of organization and each jurisdiction in which such Member of the Company Group is registered and qualified to do business;
(vi)counterpart signature pages to the Employment Agreement, signed by the Company and Craig Hecker;
(vii)a counterpart signature page to the LLC Agreement, signed by Seller and the Company;
(viii)a properly executed IRS Forms W-9 (Request For Taxpayer Identification Number and Certification) from Seller;
(ix)evidence reasonably suitable to Buyer of the consummation of the Pre-Closing Reorganization;

(x)evidence reasonably suitable to Buyer of the receipt of all filings required to be made and Consents required to be obtained from the third parties listed on Schedule 5.1(a)(x) (including any Governmental Body), in each case, in order to consummate the Transactions;
(xi)duly and fully executed Incentive Agreements; and
(xii)such other documents as Buyer may reasonably require to evidence compliance with the conditions set forth in this Agreement.
(b)Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver to Seller:
(i)the Closing Payment;
(ii)a counterpart signature page to the Assignment of Membership Interests, signed by Buyer;
(iii)a counterpart signature page to the Joinder, signed by Parent;
(iv)a counterpart signature page to the LLC Agreement, signed by Buyer;
(v)a counterpart signature page to the Rollover Agreement, signed by Parent; and
(vi)a certificate of the Secretary of the Buyer, dated as of the Closing Date, attaching and certifying (A) the authorizing resolutions of Buyer authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions, and (B) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which the Buyer is a party.
Article 6

REMEDIES FOR BREACHES OF THIS AGREEMENT
6.1Indemnification by the Seller Parties.
(a)Subject to the terms and conditions of this Article 6, each Seller Party, jointly and severally, will indemnify, defend, and hold harmless Buyer, the Company, each of their respective Affiliates, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of such applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any representation or warranty relating to the Company Group or any Member of the Company Group or the Seller Parties set forth in this Agreement or any Ancillary Agreement or any other certificate or document delivered pursuant to this Agreement or any Ancillary Agreement; or (ii) any non-fulfillment or breach of any covenant, agreement, or obligation of the Seller Parties or the Company Group or any Member of the Company Group in this Agreement or any Ancillary Agreement or any other certificate or document delivered pursuant to this Agreement or any Ancillary Agreement.
(b)The Seller Parties, jointly and severally, agree that they shall pay and otherwise fully satisfy and discharge all Designated Excluded Liabilities, and shall indemnify, defend, and hold all Buyer Indemnitees harmless from, and shall reimburse all Buyer Indemnitees for, all Adverse Consequences that any Buyer Indemnitee may suffer or incur in connection with any Designated Excluded Liabilities.
6.2Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Parent and Buyer, jointly and severally, will indemnify, defend, and hold harmless Seller, its Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of such applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.2, or (b) any non-fulfillment or breach of any covenant, agreement, or obligation of Buyer in this Agreement.
6.3Survival and Time Limitations. Subject to the terms of this Agreement, all representations, warranties, covenants, and agreements of the Parties in this Agreement, any Ancillary Agreement, or any other certificate or document delivered pursuant to this Agreement or any Ancillary Agreement will survive the Closing until the expiration of any applicable statutes of limitation. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding the foregoing, the Seller Parties will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless Buyer notifies Seller of such a claim on or before the last day of the [***] period following the Closing; provided, however, that (a) any claim relating to any representation and warranty made in Section 2.1(b) (Authorization of Transaction), Section 2.1(c)(iii)(B) (Non-contravention of Organizational Documents), Section 2.1(d) (Brokers’ Fees), Section 2.1(e) (Company Securities), Section 2.1(f) (Seller Securities), Section 3.1 (Organization, Qualification, and Power), Section 3.2 (Authorization of Transaction), Section 3.3 (Capitalization and Subsidiaries), Section 3.4(a)(iii)(B) (Non-contravention of Organizational Documents), Section 3.5 (Brokers’ Fees), Section 3.6 (Assets), and Section 3.20 (Certain Business Relationships) (collectively, the “Fundamental Representations”) may be made at any time without limitation, and (b) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless Seller notifies Buyer of such a claim on or before the last day of the [***] period following the Closing; provided, however, that (a) any claim relating to any representation made in Section 2.2(a) (Organization of Buyer), Section 2.2(b) (Authorization of Transaction), Section 2.2(c)(iii)(B) (Non-contravention of Organizational Documents), and Section 2.2(d) (Brokers’ Fees) (collectively, the “Fundamental Buyer Representations”) may be made at any time without limitation, and (b) any claim related to fraud may be made at any time without limitation.
6.4Limitations on Indemnification by the Seller Parties. With respect to the matters described in Section 6.1(a)(i):
(a)no Seller Party shall be required to indemnify a Buyer Indemnitee until the Adverse Consequences exceed, individually or in the aggregate, an amount equal to [***] (the “Basket”), after which the Seller Parties shall be responsible for all Adverse Consequences from the first dollar; provided, that the Basket shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Representations, or (ii) any intentional or fraudulent breach of any representation or warranty; and
(b)the aggregate maximum liability of the Seller Parties shall be [***] (the “Cap”); provided, that the Cap shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Representations, or (ii) any intentional or fraudulent breach of any representation or warranty.
6.5Limitations on Indemnification by Buyer. With respect to the matters described in Section 6.2:
(a)Buyer and Parent shall not be required to indemnify a Seller Indemnitee until the Adverse Consequences exceed, individually or in the aggregate, an amount equal to the Basket, after which Buyer and Parent shall be responsible for all Adverse Consequences from the first dollar; provided, that the Basket shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Buyer Representations, or (ii) any intentional or fraudulent breach of any representation or warranty; and
(b)the aggregate maximum liability of Buyer and Parent shall be the Cap; provided, that the Cap shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Buyer Representations, or (ii) any intentional or fraudulent breach of any representation or warranty.
6.6Indemnification Procedures.
(a)Promptly after becoming aware of the incurrence of any Adverse Consequences by any Person entitled to indemnification pursuant to Section 6.1 or Section 6.2 (the “Indemnified Party”) which might give rise to indemnification hereunder, the Indemnified

Party shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”), which Claim Notice shall (i) state that the Indemnified Party has incurred or anticipates it will incur Adverse Consequences for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement (the “Claim”), (ii) state whether the Claim Notice is based upon a claim made by a third party (a “Third-Party Claim”) or is not based upon a claim made by a third party (i.e., a “direct claim”), (iii) state in all reasonable detail (on the basis of the information available), the grounds and, to the extent known, the amount of the Adverse Consequences, and, in the event of a Third-Party Claim, (iv) include copies of any documents served on the Indemnified Party with respect to the Third-Party Claim. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder (except to the extent and only to the extent such failure materially prejudices the defense of such matter).
(b)The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to (i) pay the amount claimed in such Claim Notice, or (ii) dispute the amount claimed in such Claim Notice (such disputed amount, the “Disputed Amount”) in writing. In the event of a Disputed Amount, the Indemnifying Party shall pay, or cause the payment of, such Claim, less the Disputed Amount (if any), to the Indemnified Party no later than thirty (30) days following receipt of the Claim Notice. A Claim or any portion thereof that has not been expressly disputed in accordance herewith shall be deemed to have been accepted in full by such Indemnifying Party.
(c)In the event of a Disputed Amount, the Indemnifying Party and the Indemnified Party shall attempt to resolve the dispute related to the Disputed Amount in good faith. If the Parties agree in writing to resolve such dispute, then such resolution shall be final and binding on the Parties and the Indemnifying Party shall pay, or cause to be paid, such amount as soon as reasonably practicable thereafter (but in any event, within thirty (30) days after the resolution of such dispute). If, however, the Parties are unable to resolve the dispute relating to the Disputed Amount within thirty (30) days after the date of receipt of any notice of dispute hereunder, then either Party may thereafter proceed to resolve such dispute in accordance with Section 6.7 and Section 9.8, as applicable.
6.7Third-Party Claims.
(a)Upon receipt of a Third-Party Claim, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with its own counsel that is reasonably acceptable to the Indemnified Party; provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will (A) indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and (B) dispute and defend the Third-Party Claim, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Third-Party Claim is not being brought by a Governmental Body, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the

Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will, to the extent reasonably practicable, keep the Indemnified Party reasonably apprised of all material developments, including settlement offers, with respect to the Third-Party Claim. The Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim, with its counsel and at its own cost and expense. Subject to Section 6.7(b), the Indemnified Party shall not settle a Third-Party Claim without the written Consent of the Indemnifying Party (which Consent shall not be unreasonably withheld, conditioned, or delayed). So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 6.7(a), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim, unless there is an actual or potential conflict of interest presented by one counsel representing both the Indemnified Party and the Indemnifying Party.
(b)In the event that the Indemnifying Party fails to conduct the defense of the Third-Party Claim actively, diligently, and in good faith with counsel that is reasonably acceptable to the Indemnified Party, the Indemnified Party may defend against, and Consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate; provided that for the avoidance of doubt the assumption of such defense or settlement by the Indemnified Party will not relieve the Indemnifying Parties from their indemnification obligations under Section 6.1 or Section 6.2, as applicable, for such matter, subject to the limitations set forth in this Article 6.
(c)Except in circumstances described in Section 6.7(b), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written Consent of the other party, which Consent will not be unreasonably withheld, conditioned or delayed.
6.8Other Indemnification Matters. All indemnification payments under this Article 6 will be deemed adjustments to the Purchase Price. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 6, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.
6.9Setoff. If any Buyer Indemnitee makes a claim for indemnification for any Adverse Consequences suffered or incurred resulting from, arising out of, relating to, in the nature of, or caused by any breach or inaccuracy described in Section 6.1, then such Buyer Indemnitee shall be entitled, but not obligated, to recover such amounts (as finally determined by an Order by any Designated Court) from the Seller Parties under this Agreement by setting off such amounts against the Parent Equity or OppFi Inc. Common Stock to the extent the Parent

Equity is exchanged therefor (including distributions made in respect of the Retained Company Securities, Parent Equity, or OppFi Inc. Common Stock). In furtherance of the foregoing, the Seller Parties on behalf of themselves and their respective permitted transferees (if any) hereby consent to and give Parent (on behalf of the Buyer Indemnitees) the right, without any further action by the Seller Parties or any of their respective permitted transferees, as applicable, to offset any indemnification obligation in accordance with this Section 6.9 by surrendering to the applicable Buyer Indemnitee (at such Buyer Indemnitee’s sole election) such portion of the Parent Equity or OppFi Inc. Common Stock held by any of the Seller Parties or their respective transferees having a fair market value (as determined by the manager of Parent) as of such setoff date equal to the outstanding indemnification obligation being offset. If at any time the Parent Equity or OppFi Inc. Common Stock is surrendered to a Buyer Indemnitee by the Seller Parties or their respective transferees pursuant to this Section 6.9, then Parent or OppFi Inc., as applicable, shall be entitled, without any further action on the part of the Seller Parties or any of their respective transferees, to amend the register of Parent or OppFi Inc. to reflect the reduction in the Parent Equity or OppFi Inc. Common Stock held by the Seller Parties or any of their permitted transferees and the increase in the Parent Equity or OppFi Inc. Common Stock thereafter held by such Buyer Indemnitee. The Seller Parties and any of their respective transferees will take such further action (including the execution and delivery of such further instruments and documents) as Parent (on behalf of the Buyer Indemnitees) reasonably may request to effectuate any such surrender of Parent Equity or OppFi Inc. Common Stock to a Buyer Indemnitee pursuant to this Section 6.9. The exercise of such right of setoff by any Buyer Indemnitee, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit the Buyer Indemnitees in any manner in the enforcement of any other remedies that may be available to such Person.
6.10Exclusive Remedy. The Parties acknowledge and agree that, except (a) in the case of fraud, (b) with respect to any Party’s right to seek and obtain equitable relief to which such Party may be entitled pursuant to Section 9.10, (c) with respect Buyer’s right to seek and obtain any equitable relief to which Buyer may be entitled pursuant to Section 4.4, and (d) for Buyer’s rights with respect to indemnification for Pre-Closing Taxes pursuant to Section 7.1, the sole and exclusive remedy of the Parties with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article 6.
Article 7

TAX MATTERS
The following provisions will govern the allocation of responsibility as between Buyer and the Seller Parties for certain tax matters following the Closing Date:
7.1Tax Indemnification. Each Seller Party, jointly and severally, shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by, any actual or threatened action or investigation (whether civil, criminal, administrative, or investigative), whenever asserted, arising out of, relating to, or in connection with any action or omission relating to, suffered, or incurred by such Buyer Indemnitee arising out of, involving, or otherwise in respect of Pre-Closing Taxes. For purposes of this Section 7.1 whenever it is necessary to determine the liability for Pre-Closing Taxes, the determination for the portion of the Straddle Period ending on and including the Closing Date shall be determined in accordance with Section 7.3. The obligations set forth in this Section 7.1 shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations.
7.2Tax Returns. The Seller Parties shall prepare, or cause to be prepared, at their expense, all of the Tax Returns required to be filed with respect to the Business for all taxable periods (other than with respect to Tax Returns required to be filed by a Member of the Company Group) ending on or prior to the Closing Date that are filed after the Closing Date (a “Seller Return”). All such Seller Returns shall be prepared in a manner consistent with the past practices of the Company Group or applicable Seller Party unless otherwise required by applicable Law. The Seller Parties shall provide Buyer with a copy of any such Seller Returns for its review, comment, and approval, with respect to income Tax Returns, at least thirty (30) Business Days prior to the due date (taking into account applicable extensions) of such Seller Returns, and with respect to non-income Tax Returns, as soon as reasonably practicable, and the Seller Parties shall accept any changes reasonably requested by Buyer. After such review and comment and approval, the Seller Parties will submit such Seller Returns to the Company Group for filing. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for the Company Group or with respect to the Business for any Straddle Periods. Buyer will provide Seller with copies of any such Tax Returns for Seller’s reasonable review and comment, at least fifteen (15) days prior to the due date hereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Return and shall consider in good faith such revisions as are reasonably requested by Seller.
7.3Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.
7.4Pre-Closing Taxes. At least five (5) Business Days prior to the filing of any Seller Return, the Seller Parties shall promptly pay all Pre-Closing Taxes (allocated, with respect to a Straddle Period, in accordance with Section 7.3) shown to be due on any Tax Return prepared in accordance with Section 7.2. Seller shall pay (or cause to be paid) to Buyer the Taxes allocable to the Pre-Closing Tax Period for any Tax Return to be filed by or with respect to the Company Group for any Straddle Period to the extent such Taxes are not Pre-Closing Taxes.
7.5Tax Contest. Each Party shall promptly notify the other Parties of the assertion of any claim, or commencement of any Proceeding with respect to any and all Tax audits, assessments, or administrative or judicial proceedings relating to Pre-Closing Tax Periods (each, a “Tax Contest”); provided, however, that Buyer’s failure to give such prompt notice shall not affect Seller’s indemnification obligations under this Agreement except to the extent Seller is materially prejudiced thereby. With respect to any Tax Contest relating to a Seller Return, Seller Parties shall have the option to control such Tax Contest; provided, however, that Buyer shall be able to participate in such Tax Contest (at Buyer’s expense) and Seller Parties shall keep Buyer reasonably informed of all material developments and events with respect to the Tax Contest and shall not enter into any settlement of or otherwise compromise any Tax Contest that could reasonably be expected to adversely affect Buyer, the Company Group, or any Affiliate of the foregoing for any period ending after the Closing Date, without the prior written consent of Buyer. With respect to any Tax Contests that are controlled by Buyer (including if the Seller Parties elect not to control a Tax Contest regarding a Seller Return), the Seller Parties shall have the right to participate in any such Tax Contest (at their expense) and Buyer shall keep the Seller Parties reasonably informed of all material developments and events with respect to the Tax Contest and shall not enter into any settlement of or otherwise compromise any Tax Contest that adversely affects or may adversely affect the Tax liability of the Seller Parties or any Affiliate of the Seller Parties without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld, or delayed. This Section 7.5, and not Section 6.7, shall control in the case of any Tax Contest or any other audit or administrative or judicial proceeding relating to Taxes.
7.6Cooperation on Tax Matters. Buyer and the Seller Parties will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article 7 and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Seller Parties will retain all books and records with respect to Tax matters pertinent to the Company Group relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.
7.7Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration, and other similar Taxes and fees (“Transfer Taxes”) (including any penalties and interest) incurred in connection with this Agreement or the Ancillary Agreements or the Transactions or thereby will be paid by the Seller Parties, when due, and the Seller Parties will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees.

7.8Purchase Price Allocation. The Parties intend that following the completion of the Pre-Closing Reorganization, and at the time of the Closing, (a) the Company shall be a single-member limited liability company that is wholly owned by Seller, and (b) the Company will be disregarded as an entity separate from Seller for United States federal income Tax purposes and applicable state income Tax purposes. Buyer will prepare and deliver to the Seller within one-hundred and twenty (120) days after the Closing, a proposed schedule allocating the Closing Payment and other amounts treated as consideration for U.S. federal income Tax purposes (plus any liabilities deemed assumed, and any other amounts treated as consideration for U.S. federal income Tax purposes) among the Purchased Securities in the Closing in accordance with the principles of Section 1060 of the Code (and the Treasury Regulations promulgated thereunder and any similar provision of state, local, or non-U.S. applicable Law, as appropriate) and the methodology reasonably determined by Buyer (such allocations, the “Purchase Price Allocation”). Buyer shall consider in good faith any reasonable comments from Seller to the Purchase Price Allocation. Such proposed Purchase Price Allocation, as revised to reflect any reasonable comments from Seller incorporated by Buyer, shall become final and binding on Buyer, the Company, and Sellers within thirty (30) days of receipt by Seller. Neither Buyer nor any Seller Party will take or cause to be taken any position or other action inconsistent with the final Purchase Price Allocation determined under this Agreement on any Tax Return or for any Tax reporting purpose, upon the examination of any Tax Return, in any refund claim, or in any audit, litigation, investigation, or otherwise, unless otherwise required to do so pursuant to applicable Law.
7.9Intended Tax Treatment. The Parties acknowledge and intend that for U.S. federal (and applicable state and local) income tax purposes, Buyer’s purchase of the Acquired Securities on the Closing pursuant to this Agreement will be treated as a purchase of a portion of each of assets of the Company in accordance with Revenue Ruling 99-5, Situation 1 (collectively, the “Intended Tax Treatment”). Each of the Parties agrees to (i) prepare all Tax Returns and otherwise act in a manner consistent with the Intended Tax Treatment and the Purchase Price Allocation, and (ii) not take any action or position (on any Tax Return, during the course of any audit or other proceeding, or otherwise) inconsistent with such Intended Tax Treatment or the Purchase Price Allocation, unless otherwise required in each case by a “determination” within the meaning of Section 1313 of the Code that is final and not subject to appeal.
7.10Tax Elections. The Company Group will not make a SALT Election for a taxable period that included a Pre-Closing Tax Period unless the Taxes resulting from such SALT Election are included in the final determination of the Tax Liability Amount. The Seller Parties will cause RCBH to have an election under Section 754 of the Code in effect with respect to the taxable period that includes the Closing.
7.11Tax Agreements. Any Tax allocation, Tax indemnity, or Tax sharing agreement between the Company, on the one hand, and any Person (other than the Company), on the other hand, shall be terminated as to the Company on or prior to the Closing, and, after the Closing, no Seller Party nor any of the Company’s Affiliates shall have any liability thereunder.

Article 8

DEFINITIONS
“Acquired Securities” has the meaning set forth in the Recitals.
“Adverse Consequences” means all actions, suits, proceedings, claims, demands, Orders, penalties, fines, amounts paid in settlement, liabilities, Taxes, Liens, losses, damages, court costs, and other expenses (including interest, penalties, and reasonable attorneys’ fees and expenses, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement or the Ancillary Agreements) but excluding punitive damages unless such damages are paid to a third party.
“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) any officer, director, or shareholder of such Person, (c) any parent, sibling, descendant, or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association, or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the Members of the Company Group and the Seller Parties shall not be deemed Affiliates of the Buyer or Parent.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.22(a).
“Applicable Area” means within the continental United States, but if such area is determined by judicial action to be too broad, then it means within any state or other jurisdiction in which the Company is or was within the three (3) years prior to the applicable date of determination engaged in the Business.
“Assignment of Membership Interests” has the meaning set forth in Section 5.1(a)(i).
“Basket” has the meaning set forth in Section 6.4(a).
“Bitty Advance” has the meaning set forth in the Preamble.
“Bitty Advance Securities” has the meaning set forth in Section 3.3(b).

“Bitty RTR” has the meaning set forth in the Preamble.
“Blaze Funding” means Blaze Capital Funding 3, LLC, a Wyoming limited liability company.
“Blaze Funding Securities” has the meaning set forth in Section 3.3(d).
“Bonus Obligations” means [***], representing the sum of gross transaction-related bonus amounts payable by Bitty Advance to each of the Bonus Recipients in connection with the Closing (and pursuant to the terms and conditions set forth in the Incentive Agreements, as applicable) as set forth on Schedule 8.1(a).
“Bonus Recipients” means the Persons set forth under the heading “Bonus Recipient” on Schedule 8.1(a).
“Business” means the business of originating, underwriting, funding, and/or servicing merchant cash advances.
“Business Day” means any day that is not a Saturday, Sunday, or any other day on which banks are required or authorized by Law to be closed in New York, New York.
“Business Representatives” has the meaning set forth in Section 3.7(b)(vi).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitee” has the meaning set forth in Section 6.1.
“Call Commencement Dates” has the meaning set forth in Section 1.5.
“Call Notice” has the meaning set forth in Section 1.6.
“Call Option(s)” has the meaning set forth in Section 1.5.
“Cap” has the meaning set forth in Section 6.4(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of the novel coronavirus disease (COVID-19) disease and the severe acute respiratory syndrome coronavirus 2 (SARS-CoV2) virus (collectively, “COVID-19”), including amendments thereto enacted by the Paycheck Protection Program and Health Care Enhancement Act and the Paycheck Protection Program Flexibility Act of 2020, the Health and Economic Recovery Omnibus Emergency Solutions Act, and the Health, Economic Assistance, Liability, and Schools Act, and any current or future rules, regulations, or official interpretations of any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders, or guidance.
“Claim” has the meaning set forth in Section 6.6(a).
“Claim Notice” has the meaning set forth in Section 6.6(a).
“Closing” has the meaning set forth in Section 1.4.
“Closing Date” has the meaning set forth in Section 1.4.
“Closing Payment” means [***], representing $15,249,129.24 minus the Bonus Obligations.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the Recitals.
“Company Data” means all data contained in the Company IT Assets or the databases or datasets owned or licensed by any Member of the Company Group and all other information and data compilations used by, or necessary to the Company Group’s business.
“Company Employee” has the meaning set forth in Section 3.15(a).
“Company Group” means, collectively, the Company, RCBH, Blaze Funding, Bitty Advance and MCA Servicing (and each, individually, a “Member of the Company Group”).
“Company Group Securities” has the meaning set forth in Section 3.3(e).
“Company Insurance Agreements” has the meaning set forth in Section 3.14.
“Company IP Rights” has the meaning set forth in Section 3.12(b).
“Company IT Assets” means all information technology and computer systems (including software, databases, information technology, and telecommunication hardware and other equipment) owned, leased, or licensed by any Member of the Company Group, and relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data or information, whether or not in electronic format.
“Company Securities” has the meaning set forth in the Recitals.

“Company Software” has the meaning set forth in Section 3.12.
“Confidential Information” means any information concerning the business and affairs of the Company Group not already generally available to the public.
“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration, or other action or filing with or exemption by such Person.
“Contingent Worker” has the meaning set forth in Section 3.15(a).
“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid, or other agreement.
“Contributed Securities” means such portion of the Acquired Securities having an aggregate value equal to the Rollover Amount.
“Customer” means any Person who (a) purchased products or services from the Company Group (or their predecessors) during the three (3) years prior to the Closing Date, (b) was called upon or solicited by the Company Group (or their predecessors) during such three (3) year period, or (c) was a distributor, sales representative, agent or broker for the Company Group during such three (3) year period.
“Data Processor” means a natural or legal Person, public authority, agency, or other body that Processes Personal Information on behalf of or at the direction of any Member of the Company Group.
“Data Protection Requirements” means all Laws, industry requirements, and Contracts that govern or relate to the Processing or protection of Personal Information, including to the extent applicable to the Company: (a) Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, and as otherwise may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162, and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HIPAA Omnibus Rule; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as Section 5 of the Federal Trade Commission Act, 15 U.S.C. 41 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108; the Controlling the Assault of Non-Solicited Pornography and Marketing Act, 15 U.S.C. § 7701 et seq.; state breach notification Laws; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Information applicable to the Company Group; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures, or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds, or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including the maximum potential amount payable with respect to earnouts, purchase price adjustments, or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice), (f) obligations under any existing interest rate, commodity, or other swap, hedge, or financial derivative agreement entered into by the Company Group prior to the Closing, (g) payments in transit or issued but uncleared checks, drafts, or wires, (h) Off-Balance Sheet Financing of the Company Group in existence immediately prior to the Closing, (i) other long term or non-ordinary course liabilities, (j) any deferred revenue for services paid for prior to the Closing but to be rendered after the Closing, (k) accounts payable that have not been paid within sixty (60) days of their due date and are not being contested in good faith, (l) any Tax Liability Amount and all liabilities for Taxes of the Company Group for the Pre-Closing Tax Period deferred pursuant to the CARES Act, (m) any (i) accrued yet unpaid severance or termination payments, (ii) accrued paid time off (including vacation, personal, and sick days), or (iii) accrued bonuses, commissions, or other incentive compensation, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security, or similar Taxes in connection with such amounts owed to employees of Seller, (n) indebtedness or obligations of the types referred to in the preceding clauses (a) through (m) of any other Person secured by any Lien on any of the Acquired Securities even though Seller has not assumed or otherwise become liable for the payment thereof, (o) any declared or accrued but unpaid dividends or distributions, and (p) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (m) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole, or other premiums, fees, or penalties.
“Designated Courts” has the meaning set forth in Section 9.17.
“Designated Excluded Liabilities” means (a) any obligation of the Company Group to indemnify or hold harmless any current or former director or officer of the Company Group for claims that relate to periods prior to the Closing, in each case (i) including any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, and (ii) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured, or unmatured, (b) all Transaction Expenses (including any liabilities in connection with the payment of the Bonus Obligations), (c) any failure of Seller to have good, valid, and marketable title to the Company Securities, free and clear of all Liens, (d) any failure of any Member of the Company Group to have good, valid, and marketable title to its respective Subsidiaries, (e) any Adverse Consequences, arising from, related to or in connection with the

Pre-Closing Reorganization, and (f) any Adverse Consequences, arising from, related to or in connection with the matters set forth on Schedule 8.1(b).
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the Closing Date.
“Disputed Amount” has the meaning set forth in Section 6.6(b).
“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any equity option, equity purchase, equity ownership, equity appreciation, phantom equity, or restricted equity plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company Group or an ERISA Affiliate.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Employment Agreement” has the meaning set forth in the Recitals.
“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, lead-based paint, lead, polychlorinated biphenyls, noise, or radiation.
“Equity Securities” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person other than a corporation, including units, membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, or other rights to purchase or otherwise acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company Group, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.
“Exit” has the meaning set forth in Section 1.7.
“Fiduciary” has the meaning set forth in ERISA §3(21).
“Financial Statements” has the meaning set forth in Section 3.7(a).
“First Call Commencement Date” has the meaning set forth in Section 1.5.
“First Call Option” has the meaning set forth in Section 1.5.
“Fundamental Buyer Representations” has the meaning set forth in Section 6.3.
“Fundamental Representations” has the meaning set forth in Section 6.3.
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.
“General Enforceability Exceptions” has the meaning set forth in Section 2.1(b).
“Governmental Body” means any foreign or domestic federal, state, or local government or quasi-governmental, legislative, judicial, administrative, or regulatory authority or any department, agency, subdivision, commission, body, court, or other tribunal of any of the foregoing.
“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold, or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “solid waste,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, (c) medical waste, and (d) any other chemical, material, or substance exposure to which is prohibited, limited, or regulated under any applicable Environmental, Health, and Safety Requirements.
“HMT” has the meaning set forth in the definition of “Sanctions.”

“Improvements” means all plants, buildings, structures, fixtures, building systems and equipment, installations, fittings, betterments and additions, and all components thereof (including the roof, foundation, and structural elements), included in the Leased Real Property.
“Incentive Agreements” means those certain Incentive Agreements, in form and substance reasonably suitable to Buyer, dated on or about the Closing Date, by and between Bitty Advance and each of the Bonus Recipients indicated as receiving an Incentive Agreement on Schedule 8.1(a).
“Indemnified Party” has the meaning set forth in Section 6.6(a).
“Indemnifying Party” has the meaning set forth in Section 6.6(a).
“Information Security Program” means a written information security program that complies with Data Protection Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Information, and that is at least as stringent as one or more relevant industry standards and that includes: (a) written policies and procedures regarding Personal Information, and the Processing thereof; (b) administrative, technical, and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Information owned, controlled, maintained, held, or Processed by any Member of the Company Group or Data Processors; (c) disaster recovery, business continuity, incident response, and security plans, procedures, and facilities; and (d) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data, IT Systems, and the systems of any Data Processor.
“Intellectual Property” means, in any jurisdiction throughout the world, any and all intellectual property, industrial, or proprietary rights, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media handles, and other similar designations of source or origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, extensions and renewals in connection therewith (“Trademarks”); (c) all copyrights and all works of authorship (whether or not copyrightable, registered or unregistered, or published or unpublished), and all applications, registrations, and renewals and extensions in connection therewith; (d) all mask works and all applications, registrations, and renewals and extensions in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) that provides the owner with a competitive advantage or otherwise derives value from not being known to other Persons (collectively, “Trade Secrets”); (f) all Software; (g) all material advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).
“Intellectual Property Licenses” has the meaning set forth in Section 3.13(a)(xiv).
“Intended Tax Treatment” has the meaning set forth in Section 7.9.
“IP Personnel” has the meaning set forth in Section 3.12(e).
“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network, and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the Company’s business.
“Joinder” has the meaning set forth in Section 5.1(a)(ii).
“Knowledge of the Seller Parties” means the actual or constructive knowledge of Craig Hecker and Darius Brawn, in each case, upon reasonable inquiry.
“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, requirement, consent agreement, constitution, or treaty of any Governmental Body, including common law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company Group.
“Leases” means all written or oral leases, subleases, licenses, concessions, and other occupancy agreements, including all amendments, extensions, renewals, guaranties, and other agreements (written or oral) with respect thereto, pursuant to which any Member of the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Member of the Company Group thereunder.
“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, or zoning restriction.
“LLC Agreement” has the meaning set forth in the Recitals.
“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, prospects, operating results, value, employee, customer, or supplier relations, or financial condition of the Company Group, or (b) the ability of the Company or Seller to consummate timely the Transactions or any Ancillary Agreement. Notwithstanding anything to the contrary, no state of facts, change, event, effect, or occurrence (whether individually or when taken together with all other states of facts, changes, events, effects, or occurrences) shall be deemed to constitute a Material Adverse Effect or a Material Adverse Change to the extent arising from (i) changes in general United States or global economic conditions, (ii) any changes in political conditions or in securities, credit, financial, debt, or other capital markets, in each case in the United States or any foreign jurisdiction, (iii) the execution and delivery of, or the public announcement of, this Agreement or any Ancillary Agreements, (iv) any changes in GAAP (or authoritative interpretations thereof), (v) any changes in geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage or terrorism, or military actions (or the escalation thereof), or (vi) any public health crisis, epidemic, pandemic, or disease outbreak or any escalation or worsening thereof, whether or not occurring before or after the Closing; provided, that in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi) if such effect disproportionately affects the Company as compared to other Persons or businesses that operate in the industry in which the Company Group operates, then such effect may be taken into account in determining whether a Material Adverse Effect or a Material Adverse Change has occurred or will occur.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Material Customers” has the meaning set forth in Section 3.21(a).
“Material Suppliers” has the meaning set forth in Section 3.21(a).
“MCA Portfolio Tape” means, collectively, the documents attached to Schedule 8.1(c).
“MCA RTR” has the meaning set forth in the Preamble.
“MCA Servicing” has the meaning set forth in the Preamble.
“MCA Securities” has the meaning set forth in Section 3.3(b).
“MCA Tape Date” has the meaning set forth in Section 3.26(a).
“MCAs” has the meaning set forth in Section 3.26(a).
“Member of the Company Group” has the meaning set forth in the definition of “Company Group.”
“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a).
“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a).
“Multiemployer Plan” has the meaning set forth in Section 3.16(b).
“National Securities Exchange” means a national securities exchange, as defined under the Securities Exchange Act of 1934, as amended.
“OFAC” has the meaning set forth in the definition of “Sanctions.”
“Off-Balance Sheet Financing” means (a) any liability of the Company Group under any sale and leaseback transactions which does not create a liability on the balance sheet of the Company Group, and (b) any liability of the Company Group under any synthetic lease, Tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.
“Off-the-Shelf Software” means licenses for Software that are licensed under “shrink-wrap,” “click-through,” or other standard contracts or agreements and is licensed to the Company Group (as the assignee of such license) having a replacement cost and annual license fee of less than $10,000 per year.
“Open Source Software” means any software or materials that are distributed as “free software” (as defined by the Free Software Foundation) or distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org or under any similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
“OppFi Inc. Common Stock” means the Class A common stock of OppFi Inc., or any successor Equity Security thereto.
“OppFi SEC Documents” has the meaning set forth in Section 2.3(h).
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or arbitrator.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement, or partnership agreement, (b)

any documents comparable to those described in clause (a) as may be applicable pursuant to any Law, and (c) any amendment or modification to any of the foregoing.
“Owned IP” means all Intellectual Property owned or purported to be owned by any Member of the Company Group or their respective Affiliates.
“Parent” has the meaning set forth in the Preamble.
“Parent Equity” means 734,851 Class A Common Units of Parent.
“Parent Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Parent, dated July 20, 2021, by and among Parent, Seller, and the other parties thereto, setting forth the rights, preferences, and privileges of Parent’s equity holders.
“Party(ies)” has the meaning set forth in the Preamble.
“Permit” means any license, Consent, permit, certificate, certificate of occupancy, or Order issued by any Person.
“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company Group is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) statutory liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen, and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, which are not yet due and payable, (c) restrictions, easements, covenants, reservations, rights of way, or other similar matters of title to the Leased Real Property of record which do not materially interfere with the conduct of the Business as presently conducted, (d) zoning ordinances, restrictions, prohibitions, and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the Business as presently conducted, and (e) nonexclusive licenses of Intellectual Property granted by the Company in the Ordinary Course of Business.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, agency, Governmental Body, or other entity.
“Personal Information” means any information that, alone or in combination with any other information, allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number. Personal Information includes such information of or pertaining to personnel, directors, officers, agents, suppliers, contractors, investors, or customers and all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. § 6801, et seq.), and “protected health information” and “personally identifiable information” or substantially similar terms under any Data Protection Requirements.

“Post-Closing Contribution Agreement” means that certain Post-Closing Contribution Agreement, dated as of the date hereof, by and between Parent and Buyer, pursuant to which Parent shall contribute the Contributed Securities to Buyer as a capital contribution immediately following the Closing.
“Pre-Closing Assignment and Assumption Agreements” means the assignment and assumption agreements, dated as of the date hereof, pursuant to which the Pre-Closing Spinout was effectuated.
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Spinouts” has the meaning set forth in the Recitals.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means (a) any and all Taxes of any Seller Party, including any Seller Party predecessors or Affiliates, for any taxable period; (b) any and all Taxes of the Company Group, and with respect to the Business, for any Pre-Closing Tax Period (including, for the avoidance of doubt, all Taxes that relate to the portion of a Straddle Period ending on the Closing Date); (c) any and all Taxes of any member of an affiliated group (within the meaning of Section 1504 of the Code) of which the Seller Parties or the Company Group was a member prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local, or non-U.S. applicable Law; (d) any and all Taxes of any Person imposed on the Company Group as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date; (e) for Taxes resulting from the transactions contemplated by this Agreement, including pursuant to Section 1374 of the Code (or any analogous or similar provision of applicable Law); (f) Taxes attributable to or arising out of or related to the Pre-Closing Reorganization; and (g) Seller’s portion of the Transfer Taxes as determined hereunder.
“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages, and emails), analysis, storage, retention, structuring, recording, organization, consultation, de-identification, re-identification, maintenance, recording, distribution, transfer, sale, lease, transmission, receipt, import, export, protection (including safeguarding, security measures, and notification in the event of a breach of security), access, disposal, or disclosure or other activity or processing regarding data (whether electronically or in any other form or medium and whether or not by automatic means), including Personal Information.
“Proceeding” means any action, claim, suit, complaint, investigation, petition, subpoena, inquiry, audit, lawsuit, litigation, investigation, arbitration, or other proceeding (in each case, whether civil, criminal, or administrative) pending by or before any Governmental Body or arbitrator.

“Program MCAs” has the meaning set forth in Section 3.26(a).
“Purchase Price” has the meaning set forth in Section 1.1(a).
“Purchase Price Allocation” has the meaning set forth in Section 7.8.
“Purchased Securities” means the Acquired Securities other than the Contributed Securities.
“Qualified Benefit Plan” has the meaning set forth in Section 3.16(a)(v).
“RCBH” means RCBH Fund, LLC, a Delaware limited liability company.
“RCBH Securities” has the meaning set forth in Section 3.3(e).
“Receivables” has the meaning set forth in Section 3.7(c).
“Released Claims” has the meaning set forth in Section 4.5.
“Released Parties” has the meaning set forth in Section 4.5.
“Releasors” has the meaning set forth in Section 4.5.
“Restricted Period” means a period of [***] following the Closing.
“Retained Company Securities” means all Company Securities held by Seller that are not Acquired Securities.
“Rollover” means, collectively, the transactions contemplated by Section 1.1(a).
“Rollover Agreement” has the meaning set forth in the Recitals.
“Rollover Amount” means $2,691,022.81.
“SALT Election” means any election under applicable state or local income Tax law made by or with respect to the Company Group or its respective Affiliates pursuant to which the Company Group or its Affiliates will incur or otherwise be liable for any state or local income Tax liability under applicable Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company Group or its Affiliates had no such election been made (including any “Specified Income Tax Payment” as defined in IRS Notice 2020-75).
“Sanctions” means any sanction administered or enforced by the United States government, including the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority.
“Second Call Option” has the meaning set forth in Section 1.5.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.
“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Body, or any other entity under Data Protection Requirements.
“Seller” has the meaning set forth in the Preamble.
“Seller Indemnitees” has the meaning set forth in Section 6.2.
“Seller Parties” has the meaning set forth in the Preamble.
“Seller Principals” has the meaning set forth in the Preamble.
“Seller Return” has the meaning set forth in Section 7.2.
“Software” means computer software programs and software systems (and all enhancements, versions, releases, and updates thereto), whether in source code, object code, human readable, or other form, including all algorithms, databases, compilations, components, tool sets, compilers, and applications, and all documentation and materials, including user manuals, training materials, and programming and user documentation related to any of the foregoing.
“Specified Fields” means the fields from the MCA Portfolio Tape set forth on Schedule 8.1(d).
“Straddle Period” has the meaning set forth in Section 7.3.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. With respect to Bitty Advance, the term “Subsidiary” shall include RCBH and Blaze Funding.
“Systems” has the meaning set forth in Section 3.19.
“Tax” or “Taxes” means any United States federal, state, local and foreign tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, including net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.
“Tax Contest” has the meaning set forth in Section 7.5.
“Tax Liability Amount” means, without duplication, an amount equal to the sum of (a) any amounts that would be properly accrued as current liabilities for Taxes on the balance sheet of the Company Group and any of its Affiliates as of the Closing Date in accordance with GAAP calculated (i) as of the end of the Closing Date and not as of the immediately preceding day (determined, in the case of a Straddle Period, in accordance with Section 7.3), (ii) by including in taxable income all adjustments made pursuant to Section 481(a) of the Code (or any analogous or similar provision of Law) that will not previously have been included in income by the Company Group and its Affiliates, as applicable, (iii) by including all sales, use, gross-receipt, and other non-income related Taxes, including any interest and penalties, (iv) taking into account estimated (or other prepaid) Tax payments or credits for prior overpayments only to the extent that such payments or credits have the effect of reducing (not below zero) a particular type of Tax liability in respect of which such payments were made in a particular jurisdiction, (v) by including any Taxes incurred as a result of a SALT Election, and (vi) by excluding all deferred Tax liabilities and deferred Tax assets, plus (b) Transfer Taxes. For the avoidance of doubt, the “Tax Liability Amount” shall in no event be less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax.
“Tax Return” means any return, declaration, report, election claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 6.6(a).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants, and other professional or transaction related costs, fees, and expenses incurred by the Company Group in connection with this Agreement or in investigating, pursuing, or completing the Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers, or investment bankers), (b) payments, bonuses, severance, transaction-related bonuses, stay bonuses, sales bonuses, change of control payments, or similar compensatory payments, in each case, which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, in each case, either alone or in conjunction with any other event, such as termination or continuation of employment (including any payments required under any Employee Benefit Plan with respect to any of the foregoing), and (c) payroll, employment, or other Taxes, if any, required to be paid by Buyer (on behalf of the Company Group) or the Company Group with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by any Seller or employees in connection with the Transactions.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 7.7.
“WARN Act” has the meaning set forth in Section 3.15(g).
Article 9

MISCELLANEOUS
9.1Press Releases and Public Announcements. No Seller Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure and which disclosure shall in no event disclose any of the financial terms of this Agreement (including the Closing Payment) without the prior written consent of Buyer).
9.2No Third-Party Beneficiaries. Except as set forth in Article 6, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
9.4Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company Group, or any of their respective Affiliates.
9.5Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. Delivery of an executed counterpart of a signature page to this Agreement by means of electronically transmitted portable document format (PDF) (in each case, complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) shall be as effective as delivery of a manually executed counterpart of this Agreement.
9.6Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient (unless the sender received an automatic message that the e-mail was not received), (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any of the Seller Parties:	c/o Craig Hecker [***]
Copy to:	Greenspoon Marder, LLP 590 Madison Avenue, Suite 1800 New York, NY 10022 Attention: Eric Simonson and Robby Birnbaum Email: eric.simonson@gmlaw.com; robby.birnbaum@gmlaw.com
If to Buyer:	c/o Opportunity Financial, LLC [***]
Copy (which shall not constitute notice) to:	Sidley Austin LLP 1001 Brickell Bay Drive, Suite 900 Miami, FL 33131 Attention: Joshua Samek Email: jsamek@sidley.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
9.8Governing Law. This Agreement and any claim, controversy, or dispute arising out of or related to this Agreement, any of the Transactions, the relationship of the parties, or the interpretation or enforcement of the rights and duties of the parties, whether arising in contract, tort, equity, or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy, or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
9.9Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10Injunctive Relief. The Seller Parties hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods, and geographical area and the scope of the restrictions on the Seller Parties’ activities in Section 4.4 are fair and reasonably required for the protection of Buyer and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Section 4.4), and enforcing specifically the terms and provisions. Each Seller Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.
9.11Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
9.12Expenses. Except as otherwise expressly provided in this Agreement, each of Buyer, on the one hand, and the Seller Parties, on the other, will bear its own costs and expenses

(including legal fees and expenses, and in the case of the Seller Parties, all Transaction Expenses) incurred in connection with this Agreement and the Transactions.
9.13Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” or “but not limited to.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Schedules, and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby,” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, or provision of this Agreement. When calculating the period of time before which, within which, or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Only that information which has been available to Buyer and uploaded to the virtual data room established by Moelis & Company (on behalf of Seller) with ShareFile under the project name “Project Bingo” at least five (5) Business Days prior to the Closing Date shall be considered to have been “delivered” or “made available” to Buyer for purposes of this Agreement. Any reference to “$” or “dollars” means United States dollars. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.
9.14Disclosure Schedule. The Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Nothing in the Disclosure Schedule or other schedule included in this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.15Confidentiality. The Seller Parties shall treat and hold as confidential all of the terms and conditions of the Transactions and the other Ancillary Agreements, including the Purchase Price and each of its components; provided, however, that Seller may disclose such information to its legal counsel, accountants, financial planners, or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.
9.16Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.
9.17Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS, AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT, OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT, OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE, OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT, OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:

OPPORTUNITY FINANCIAL SMB, LLC

By:    /s/ Todd Schwartz
Name:    Todd Schwartz
Title:    Chief Executive Officer

PARENT:

OPPORTUNITY FINANCIAL, LLC

By:    /s/ Todd Schwartz
Name:    Todd Schwartz
Title:    Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLER:

BLAZE CAPITAL FUNDING 5, LLC

By:          /s/ Craig Hecker
Name:  Craig Hecker
Title:    Manager

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLER PRINCIPALS:

/s/ Craig Hecker
Craig Hecker

/s/ Darius Brawn
Darius Brawn

FUNDZIO INVESTMENT, INC.

By:          /s/ Greg Lehn
Name:  Greg Lehn
Title:    Managing Partner

KENNEBEC MANAGEMENT LLC

By:          /s/ Craig Hecker
Name:  Craig Hecker
Title:    Member

CRAIG HECKER REVOCABLE TRUST

By:          /s/ Craig Hecker
Name:  Craig Hecker
Title:    Trustee

WHITE OAK SHADE CAPITAL, LLC

By:          /s/ Darius Brawn
Name:  Darius Brawn
Title:    Manager

BACP, LLC

By:          /s/ Craig Hecker
Name:  Craig Hecker
Title:    Managing Member